UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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RESOURCES CONNECTION, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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September 17, 2013

Dear Stockholder:

On behalf of the Board of Directors, you are cordially invited to attend the 2013 Annual Meeting of Stockholders of Resources Connection, Inc., to be held at 1:30 p.m. Pacific Time, on October 24, 2013, at the Company’s offices in Irvine, California. The formal notice of the Annual Meeting appears on the following page. The attached Notice of Annual Meeting and Proxy Statement describe the matters that we expect to be acted upon at the Annual Meeting.

During the Annual Meeting, stockholders will hear a brief presentation on the business by the senior management of Resources Connection and have the opportunity to ask questions. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Regardless of the number of shares you own, please sign and date the enclosed proxy card and promptly return it to us in the enclosed postage-prepaid envelope. Alternatively, as discussed in the Question and Answer section of the Proxy Statement, you may be eligible to vote electronically over the Internet or by telephone. If you sign and return your proxy card without specifying your choices, your shares will be voted in accordance with the recommendations of the Board of Directors contained in the Proxy Statement.

We look forward to seeing you on October 24, 2013, and urge you to return your proxy as soon as possible.

Sincerely,

Donald B. Murray

Executive Chairman of the Board

RESOURCES CONNECTION, INC.

17101 ARMSTRONG AVENUE

IRVINE, CALIFORNIA 92614

(714) 430-6400

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

DATE AND TIME:	1:30 p.m., Pacific Time, on Thursday, October 24, 2013

PLACE:	Resources Global Professionals 17101 Armstrong Avenue, Irvine, California 92614

ITEMS OF BUSINESS:

(1)  To vote for the election of Anthony Cherbak and Neil F. Dimick to our Board of Directors, each for a three-year term expiring at the annual meeting in 2016 and until their successors are duly elected and qualified;

(2) To ratify the engagement of McGladrey LLP as the Company’s independent registered public accounting firm for fiscal year 2014;

(3) To approve on an advisory basis Resources Connection, Inc.’s executive compensation; and

(4) To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

RECORD DATE:	August 28, 2013, is the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting.

PROXY VOTING:	It is important that your shares be represented and voted at the Annual Meeting. You may vote your shares by mail by completing, signing and returning the enclosed proxy card or voting instruction form, or alternatively, you may be able to vote your shares via the Internet or by telephone. Voting instructions are printed on your proxy card or voting instruction form and included in the accompanying proxy statement. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the proxy statement.

PROXY STATEMENT

We are sending this Proxy Statement (this “Proxy Statement”) to you, the stockholders of Resources Connection, Inc. (“Resources Connection” or “the Company”), a Delaware corporation, as part of our Board of Directors’ solicitation of proxies to be voted at our 2013 Annual Meeting of Stockholders (“Annual Meeting”) to be held at the Company’s headquarters in Irvine, California, at 1:30 p.m., Pacific Time, on October 24, 2013, and at any postponements or adjournments thereof. This Proxy Statement and accompanying form of proxy were first sent to stockholders on or about September 17, 2013.

We are enclosing a copy of our 2013 Annual Report to Stockholders (“Annual Report”), which includes our fiscal 2013 financial statements. Our Annual Report is not, however, part of the proxy materials.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on October 24, 2013.

This Proxy Statement and our Annual Report are also available electronically on the Company’s website at http://ir.rgp.com/index.cfm. The other information on our corporate website does not constitute part of this Proxy Statement.

2013 PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. The following description is only a summary. For more complete information about these topics, please review our Annual Report, which contains our financial statements, and read the entire Proxy Statement carefully before voting.

CORPORATE HIGHLIGHTS

Effective with the first business day of the Company’s fiscal year 2014 and consistent with the Company’s succession planning, Donald B. Murray resigned from the position of Chief Executive Officer. He remains employed with the Company as the Executive Chairman of the Board of Directors.

Also effective with the first business day of the Company’s fiscal year 2014, Anthony Cherbak was appointed to the position of Chief Executive Officer and President. The Company and Mr. Cherbak entered into a new employment Agreement in connection with the promotion dated April 23, 2013. Mr. Cherbak’s new employment agreement does not provide for a “gross-up” provision for excise taxes triggered in connection with a change in control of the Company; the “gross-up” provision for excise taxes triggered in connection with a change in control of the Company in Mr. Cherbak’s prior employment agreement with the Company was eliminated.

The Company will no longer include “gross-up” provisions in any new executive employment agreement for excise taxes triggered in connection with a change in control of the Company.

FINANCIAL HIGHLIGHTS

•	We achieved revenue of $556.3 million for fiscal 2013;

•	We achieved Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, stock-based compensation expense and contingent consideration adjustment) of $53.2 million for fiscal 2013;[1]

•	We achieved an Adjusted EBITDA Margin of 9.6% for fiscal 2013;[2]

•	We generated $35 million in cash flow from operations for fiscal 2013;

•	We reduced our SG&A (selling, general and administrative) expenses by 2% from fiscal 2012 to fiscal 2013;

•	We returned $43.7 million to shareholders in fiscal 2013 through the Company’s stock repurchase and dividend programs; and

•	We retained 100% of our top 50 clients from fiscal 2012 in fiscal 2013.

Our financial position is strong with cash and investments of approximately $119 million and no long-term debt. We are pleased to have generated $35 million in cash flow from operations this fiscal year in light of the difficult economic conditions in which we have operated. Our ability to continue to generate cash in an economic environment that continues to be challenging allows us the flexibility of returning cash to you, our stockholders, while being opportunistic on investments for our future growth. We believe that the payment of a regular dividend, along with the continuance of our stock repurchase plan, gives us the ability to return cash to our stockholders with consistency.

[1]	See page 35 of Resources Connection, Inc.’s Annual Report on Form 10K, filed with the Securities and Exchange Commission (the “SEC”) on July 22, 2013, for a discussion of the adjustments made and a reconciliation of those adjustments to net income (loss), the most directly comparable GAAP financial measure, to compute Adjusted EBITDA.
[2]	Adjusted EBITDA Margin consists of Adjusted EBITDA divided by revenue.

STOCKHOLDER RETURN

We have returned approximately $43.7 million to stockholders during this fiscal year through our share repurchase and dividend programs.

Issuance of Quarterly Dividend:

In July 2010, our Board of Directors authorized the establishment of a regular quarterly dividend, subject to quarterly Board approval, of $0.04 per share which was subsequently raised to $0.05 per share in July 2011 and to $0.06 in July 2012. In July 2013, our Board of Directors approved an increase in the quarterly dividend to $0.07 per share.

Share Repurchase:

In April 2011, our Board of Directors approved a new share repurchase program, authorizing the purchase, at the discretion of the Company’s senior executives, of our common stock with an aggregate dollar limit not to exceed $150 million. The new program commenced in July 2011, upon the Company meeting the authorized limit of $150 million under the Company’s previous 2007 share repurchase program. The following table shows the shares of the Company’s common stock repurchased in each of fiscal 2011, fiscal 2012, fiscal 2013 and the first quarter of fiscal 2014.

ANNUAL MEETING

Date and Time:	1:30 p.m., Pacific Time, on Thursday, October 24, 2013

Place:	Resources Global Professionals, 17101 Armstrong Avenue, Irvine, California 92614

Record Date:	August 28, 2013

Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Meeting Agenda

1.  Election of two directors, each for a three-year term expiring at the Company’s annual meeting in 2016 and until their successors are duly elected and qualified;

2.  Ratification of the engagement of McGladrey LLP as the Company’s independent registered public accounting firm for fiscal year 2014;

3.  Approval on an advisory basis of the Company’s executive compensation; and

4.  Transaction of such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

Voting Matters

Detailed Information
Proposal 1 — Election of Two Directors for a Three-Year Term	page 13

The following table provides summary information about each director nominee. More detailed information may be found in the section entitled “Proposal 1. Election of Directors”

						Committee Membership
Name	Age	Director Since	Background	Experience/ Qualification	Ind.	Comp	Audit	Nom/ Govern
Anthony Cherbak	59	2009	Chief Executive Officer and President of the Company. Prior to joining the Company in July 2005, audit partner with Deloitte & Touche LLP — led the firm’s consumer business practice and most recently served as Partner in Charge of the Orange County, CA audit practice.	Over 30 years of professional services, operations and financial management experience
Neil F. Dimick	64	2003	Partner with Deloitte &Touche LLP and served as National Director of the firm’s Real Estate Industry Division; served as Senior Executive Vice President and Chief Financial Officer of Bergen Brunswig Corporation; serves on the boards of WebMD Health Corp., Thoratec Corporation, Mylan, Inc. and Alliance Healthcare Services.	Over 18 years of public accounting experience including 8 years as a partner with Deloitte & Touche LLP; experience as a Chief Financial Officer for a large-cap publicly traded international company.	X	X	X

Board Recommendation — FOR each of the Board’s Director Nominees

Detailed Information
Proposal 2 — Ratification of the engagement of McGladrey LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2014	Page 32

For more detailed information on the engagement of McGladrey LLP, please refer to the detailed information in “Proposal 2. Ratification of Engagement of Independent Registered Public Accounting Firm for Fiscal Year 2014.”

Although stockholder ratification is not required by law, as a matter of good corporate governance, we are asking our stockholders to ratify the Audit Committee’s selection of McGladrey LLP as our independent registered public accounting firm for fiscal year 2014.

McGladrey LLP replaced PricewaterhouseCoopers LLP as our independent registered public accounting firm in fiscal 2013. Set forth below is summary information with respect to PricewaterhouseCoopers LLP’s fees for services provided to the Company in fiscal 2012 and McGladrey LLP’s fees for services proved to the Company in fiscal 2013.

	2013 (McGladrey)	2012 (PwC)
Audit Fees	$656,800	$857,111
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	$1,800

Board Recommendation — FOR ratification of the engagement of McGladrey LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2014

Proposal 3 — Advisory Vote on the Company’s Executive Compensation	page 54

We are asking stockholders to approve, on an advisory basis, the Company’s executive compensation. The Board of Directors recommends a FOR vote because it believes that the Company’s executive compensation programs use appropriate structures and sound pay practices that are effective in achieving the Company’s core objectives of providing competitive pay, pay for performance, and alignment of management’s interests with the interests of long-term stockholders. In addition to reviewing the information in “Proposal 3. Advisory Vote on the Company’s Executive Compensation,” as well as the executive compensation tables and corresponding narratives in this Proxy Statement, stockholders are encouraged to read the “Compensation Discussion and Analysis” section of this Proxy Statement for a more detailed discussion of how our compensation programs reflect our core objectives. Further, the Board believes that our executive compensation programs are reasonable in relation to comparable public and private companies in our industry.

Pay for Performance Orientation

•	Base Salaries. Base pay for our executive officers (“NEOs”) remained frozen at fiscal 2010 levels.

•

Annual Incentives.    Our Executive Incentive Plan (“EIP”) reflects a pay for performance culture. While we returned $43.7 million to our stockholders through our share repurchase and dividend programs, the Company did not achieve the quantitative Revenue and Adjusted EBITDA goals set in the EIP or increase share value to the full extent that management believed possible. Accordingly, the Compensation Committee awarded NEO bonuses for fiscal 2013 that reflected declines ranging from 1% to 36% from fiscal 2012 executive bonus levels.

•	Long-Term Incentives. In light of the diminishing pool of stock available for new award grants under our 2004 Performance Incentive Plan, no equity incentives were awarded to our NEOs in fiscal 2013.

As a result of lower NEO bonuses and the absence of any equity incentive awards, total compensation for our NEOs in fiscal year 2013 was 32% less than total NEO compensation in fiscal year 2012.

The following table illustrates the total NEO compensation percentage change compared to the percentage change of quantitative financial performance.

*	This quantitative metric was significantly different from fiscal 2012 to fiscal 2013 principally because of the effect of the inclusion in fiscal 2012 of an adjustment of $20.4 million after tax adjustment for the estimated fair value of contingent consideration. If this adjustment of $20.4 million was excluded for fiscal 2012, our net income for fiscal 2013 would have been down approximately 1% when compared to fiscal 2012.

We believe our compensation program is effective in achieving our goals of linking pay levels with financial performance and aligning the interests of our executive management with those of our stockholders. We also believe that our executive compensation decisions in fiscal year 2013 were prudent given fiscal year Company performance and as compared with the executive compensation pay practices of our peer group. Our compensation philosophy emphasizes team effort which we believe encourages a motivated and aligned management team focused on achieving the Company’s short-term and long-term goals in a manner that we believe avoids excessive risk taking.

The Company’s current policy is to provide stockholders with an opportunity to approve, on an advisory basis, the compensation of the NEOs each year at the annual meeting of stockholders. It is expected that the next such vote will occur at the 2014 annual meeting of stockholders.

Board Recommendation — FOR approval of the Company’s Executive Compensation.

QUESTIONS AND ANSWERS

What am I voting on?

At the Annual Meeting, our stockholders will be voting on the following proposals:

1. the election of two directors (Anthony Cherbak and Neil F. Dimick) to our Board of Directors for a three-year term expiring at the annual meeting in 2016 and until their successors are duly elected and qualified;

2. the ratification of the engagement of McGladrey LLP as the Company’s independent registered public accounting firm for fiscal year 2014; and

3. the approval, on an advisory basis, of the Company’s executive compensation.

Our stockholders will also consider any other business properly raised at the Annual Meeting or any postponement or adjournment thereof.

How does the Board of Directors recommend I vote on each of the proposals?

Our Board of Directors recommends you vote FOR election to our Board of Directors of each of the two nominees for director named in Proposal 1 of this Proxy Statement; FOR Proposal 2 to ratify the engagement of McGladrey LLP as our independent registered public accounting firm, as outlined in Proposal 2 of this Proxy Statement; and FOR the approval, on an advisory basis, of the Company’s executive compensation, as outlined in Proposal 3 of this Proxy Statement.

Who can attend the Annual Meeting?

All stockholders of the Company as of the close of business on August 28, 2013, the record date, can attend the Annual Meeting. If your shares are held through a broker, bank or nominee (that is, in “street name”), you are considered the beneficial holder of such shares and if you would like to attend the Annual Meeting, you must either (1) write Kate W. Duchene, our Chief Legal Officer, at 17101 Armstrong Avenue, Irvine, CA 92614; or (2) bring to the meeting a copy of your brokerage account statement or a “legal proxy” (which you can obtain from the broker, bank or nominee that holds your shares). Please note, however, that beneficial owners whose shares are held in “street name” by a broker, bank or nominee may vote their shares at the Annual Meeting only as described below under “Who is entitled to vote at the meeting?”

Who is entitled to vote at the meeting?

Stockholders of record, as of the close of business on August 28, 2013, the record date, are entitled to vote at the Annual Meeting. If you are the beneficial owner of shares held in “street name” through a broker, bank or nominee and held such shares as of the close of business on the record date, the proxy materials are being forwarded to you by your broker, bank or nominee together with a voting instruction form. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank or nominee that holds your shares, giving you the right to vote the shares at the meeting. Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance of the Annual Meeting so that your vote will be counted if you later decide not to attend the Annual Meeting.

How do I vote?

You can vote on matters that properly come before the meeting in one of two ways: (1) by submitting a proxy or voting instructions via the Internet, telephone or by mail, or (2) by voting in person at the meeting.

If your shares are registered in the name of a broker, bank or other nominee, you will receive a voting instruction form from your broker, bank or other nominee that can be used to instruct how your shares will be voted at the Annual Meeting. You may also be eligible to submit voting instructions electronically over the

Internet or by telephone. A large number of banks and brokerage firms are participating in the Broadridge Financial Solutions, Inc. online program. If your bank or brokerage firm is participating in Broadridge’s program, your voting instruction form will provide instructions for such alternative methods of voting. If you submit your voting instructions via the Internet or by telephone, you do not have to return your voting instruction form by mail.

If your proxy card or voting instruction form does not reference Internet or telephone information, please complete and return the paper proxy card or voting instruction form. Sign and date each proxy card or voting instruction form you receive and return it in the postage-paid envelope.

If you return your signed proxy card or voting instruction form but do not mark the boxes showing how you wish to vote, your shares will be voted FOR election to our Board of Directors of each of the two nominees for director named in Proposal 1, as outlined in this Proxy Statement; FOR Proposal 2 to ratify the engagement of McGladrey LLP as our independent registered public accounting firm for fiscal 2014, as outlined in Proposal 2 of this Proxy Statement; and FOR the approval, on an advisory basis, of the Company’s executive compensation, as outlined in Proposal 3 of this Proxy Statement.

You have the right to revoke your proxy or voting instruction form at any time before your shares are voted at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy by:

•	notifying our corporate Secretary (Kate W. Duchene) in writing;

•	signing and returning a later-dated proxy card;

•	submitting a new proxy electronically via the Internet or by telephone; or

•	voting in person at the Annual Meeting.

If you are the beneficial owner of shares held in “street name” by a broker, bank or nominee, you may change your vote by submitting new voting instructions to your broker, bank or nominee, or, if you have obtained a legal proxy from your broker, bank or nominee giving you the right to vote your shares at the Annual Meeting, by attending the Annual Meeting and voting in person.

Please note that attendance at the Annual Meeting will not by itself constitute revocation of a proxy.

How will voting on any other business be conducted?

Other than the proposals described in this Proxy Statement, we know of no other business to be considered at the Annual Meeting. However, if any other matters are properly presented at the meeting or any postponement or adjournment thereof, your proxy, if properly submitted, authorizes Kate W. Duchene, our Secretary and Chief Legal Officer, or Nathan Franke, our Chief Financial Officer, to vote in their discretion on those matters.

Who will count the votes?

American Stock Transfer and Trust Company will count the votes.

Who will bear the cost of soliciting votes?

The solicitation of proxies will be conducted by mail, and the Company will bear all attendant costs. These costs include the expense of preparing and mailing proxy solicitation materials and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials to beneficial owners of the Company’s common stock. The Company may conduct further solicitation personally, telephonically, through the Internet or by facsimile through its officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation. The Company may incur other expenses in connection with the solicitation of proxies.

What does it mean if I receive more than one proxy card or voting instruction form?

It probably means your shares are registered differently and are in more than one account. Please sign and return each proxy card or voting instruction form you receive or, if available, submit your proxy or voting instructions electronically via the Internet or by telephone by following the instructions set forth on each proxy card or voting instruction form, to ensure that all your shares are voted.

How many shares can vote?

As of the record date, 39,842,995 shares of our common stock, including unvested shares of restricted stock, were outstanding. Each share of our common stock outstanding and each unvested share of restricted stock with voting rights on the record date is entitled to one vote on each of the two director nominees and one vote on each other matter that may be presented for consideration and action by the stockholders at the Annual Meeting.

What is the voting requirement for each of the above matters?

Once a quorum has been established, a plurality of the shares of common stock represented in person or by proxy at the Annual Meeting is required to elect the nominees for directors. A plurality means that the two nominees receiving the largest number of votes represented by shares of our common stock represented in person or by proxy and entitled to vote on the election of directors will be elected. Each stockholder will be entitled to vote the number of shares of common stock held as of the record date by that stockholder for each director position to be filled. Stockholders will not be allowed to cumulate their votes in the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY FOR ALL NOMINEES” or “FOR ALL EXCEPT” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Once a quorum has been established, under our Second Amended and Restated Bylaws (our “Bylaws”), approval of Proposals 2 and 3 requires the affirmative vote of stockholders holding a majority of those shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Notwithstanding the above, please be advised that each of these proposals is advisory only and not binding on the Company or our Board of Directors. Our Board of Directors will consider the outcome of the vote on each of these items in considering what actions if any, should be taken in response to the advisory votes by stockholders.

What constitutes a quorum?

In order to transact business at the Annual Meeting, a quorum must be present. Under Delaware law and our Bylaws, a quorum is present if a majority of the shares of our common stock outstanding on the record date are present, in person or by proxy, and entitled to vote at the Annual Meeting. Because there were 39,842,995 shares outstanding as of the record date, holders of at least 19,921,498 shares of our common stock will need to be present in person or by proxy at the Annual Meeting for a quorum to exist to transact business at the Annual Meeting.

What happens if my shares are held by a broker?

If you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, that person will nevertheless be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote the shares with respect to “non-discretionary” items. The ratification of the engagement of the Company’s independent registered public accounting firm in Proposal 2 is considered discretionary and may be voted upon by your broker if you do not give instructions. However, brokers do not have discretionary authority to vote your shares on your behalf for any of the other items to be submitted for a vote of stockholders at the Annual Meeting (the election of directors and the advisory vote on the Company’s executive compensation). Accordingly, if you are a beneficial owner that has not submitted voting instructions to your broker and your broker exercises its discretion to vote your shares on Proposal 2, your shares will be treated as broker non-votes with respect to the election of directors and the advisory vote on the Company’s executive compensation. There will not be any broker non-votes on Proposal 2 (ratification of the engagement of the Company’s independent registered public accounting firm for fiscal year 2014).

How will “broker non-votes” and abstentions be treated?

Broker non-votes with respect to the election of directors and the advisory vote on the Company’s executive compensation are counted for the purposes of calculating a quorum. However, when the broker notes on the proxy card that it lacks discretionary authority with respect to these matters and has not received voting instructions from the beneficial owner, those shares are not deemed to be entitled to vote for the purpose of determining whether stockholders have approved the matter and, therefore, will not be counted in determining the outcome of the matter.

As described above, a properly executed proxy marked “WITHHOLD AUTHORITY” or “FOR ALL EXCEPT” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. For the ratification of the independent registered public accounting firm in Proposal 2 and the advisory vote on the Company’s executive compensation in Proposal 3, a properly executed proxy marked “ABSTAIN” with respect to the proposal has the same effect as a vote against the matter. In all cases, a properly executed proxy marked “WITHHOLD AUTHORITY FOR ALL NOMINEES,” “FOR ALL EXCEPT” or “ABSTAIN”, as applicable, will be counted for purposes of determining whether a quorum is present.

When must notice of business to be brought before an annual meeting be given and when are stockholder proposals and director nominations due for the 2014 annual meeting?

Advance Notice Procedures.    Under our Bylaws, business, including director nominations, may be brought before an annual meeting if it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the discretion of our Board of Directors or by a stockholder entitled to vote who has delivered notice to our corporate secretary (containing certain information specified in our Bylaws) not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting (for next year’s annual meeting, no earlier than the close of business on June 26, 2014, and no later than the close of business on July 26, 2014). These requirements are separate from and in addition to the requirements of the SEC that a stockholder must meet in order to have a stockholder proposal included in next year’s proxy statement.

Stockholder Proposals for the 2014 Annual Meeting.    Written notice of stockholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2014 annual meeting of stockholders must be received no later than May 20, 2014. In addition, all proposals will need to comply with Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”), which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.

How do I obtain a copy of the Annual Report on Form 10-K that Resources Connection filed with the SEC?

A copy of the Company’s most recent Annual Report has been included with this Proxy Statement. If you desire another copy of our Annual Report or would like a copy of our Annual Report on Form 10-K filed with the SEC (including the financial statements and the financial statement schedules), we will provide one to you free of charge upon your written request to our Investor Relations Department at 17101 Armstrong Avenue, Irvine, California 92614, or from our Investor Relations website at http://ir.rgp.com.

How may I obtain a separate set of proxy materials?

If you share an address with another stockholder, you may receive only one set of proxy materials (including this Proxy Statement and our Annual Report) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials, please request the additional copies by contacting our Finance Department, Attn: Investor Relations at 17101 Armstrong Avenue, Irvine, California 92614, or by telephone at 714-430-6400. A separate set of proxy materials will be sent promptly following receipt of your request.

If you are a stockholder of record and wish to receive a separate set of proxy materials in the future, or if you are a stockholder at a shared address to which we delivered multiple copies of this Proxy Statement or the Annual Report and you desire to receive one copy in the future, please contact our Finance Department, Attn: Investor Relations at 17101 Armstrong Avenue, Irvine, California 92614, or by telephone at 714-430-6400.

If you hold shares beneficially in street name, please contact your broker, bank or nominee directly if you have questions, require additional copies of this Proxy Statement or our Annual Report, or wish to receive multiple reports by revoking your consent to householding.

PROPOSAL 1. ELECTION OF DIRECTORS

Our Board of Directors consists of nine directors. Our Amended and Restated Certificate of Incorporation provides for a classified Board of Directors consisting of three classes of directors, each serving staggered three-year terms. At this year’s Annual Meeting, we will be electing two directors, each to serve a term of three years expiring at our 2016 Annual Meeting and until his or her successor is duly elected and qualified.

Each of the nominees, Anthony Cherbak and Neil F. Dimick, is presently a member of our Board of Directors, having served on the Company’s Board since 2009 and 2003, respectively. The Board of Directors, acting upon the recommendation of the Corporate Governance and Nominating Committee, recommends that the stockholders vote in favor of the election of the nominees named in this Proxy Statement to serve as members of our Board of Directors. (See “Director Nominees” below).

In recommending director nominees for selection by the Board, the Corporate Governance and Nominating Committee considers a number of factors, which are described in more detail below under “Board of Directors — Corporate Governance and Nominating Committee.” In considering these factors, the Corporate Governance and Nominating Committee and the Board consider the fit of each individual’s qualifications and skills with those of the Company’s other directors in order to build a Board of Directors that, as a whole, is effective, collegial and responsive to the Company and its stockholders.

The seven directors whose terms do not expire in 2013 are expected to continue to serve after the Annual Meeting until such time as their respective terms of office expire and their successors are duly elected and qualified. (See “Continuing Directors” below.)

If at the time of the Annual Meeting any of the nominees should be unable or unwilling for good cause to serve if elected, the person named as proxy on the proxy card will vote for such substitute nominee or nominees, if any, as our Board of Directors recommends or, if no substitute nominee is recommended by our Board of Directors, for the balance of the nominees, leaving a vacancy, unless our Board of Directors chooses to reduce the number of directors serving on the Board. Each of the nominees has consented to be named in this Proxy Statement and to serve if elected.

Following is biographical information about each nominee and each director. This description includes the principal occupation of and directorships held by each director for at least the past five years, as well as the specific experience, qualifications, attributes and skills that led to the Board’s conclusion that each nominee and director should serve as a member of the Company’s Board of Directors.

Director Nominees

The individuals standing for election are:

Anthony Cherbak Age 59 Director since August 2009	Effective May 28, 2013, the first business day of the Company’s fiscal year 2014, Mr. Cherbak became the Company’s Chief Executive Officer and President, having been previously appointed as President and Chief Operating Officer in August 2009. He previously held the positions of Executive Vice President of Operations from July 2005 to August 2009 and President of International Operations from November 2008 to August 2009. He joined the Company in July 2005 from Deloitte & Touche LLP, a professional services firm, where he spent the majority of his career as an audit partner in the Orange County, California office. While with Deloitte & Touche LLP, Mr. Cherbak led the firm’s consumer business practice for its Pacific Southwest region and most recently served as the Partner in Charge of the Orange County audit practice.

Key experience, qualifications, attributes and skills:

Mr. Cherbak brings to the Company and the Board over 30 years of professional services, operations and financial management experience. This experience uniquely qualifies him to manage the Company’s growth in a way that maintains our culture, productivity and well-regarded client service, while realizing cost efficiencies. As the Company’s President and Chief Executive Officer, he brings to the Board insight into the day-to-day operations of the Company, its challenges and opportunities for growth.

Neil F. Dimick Age 64 Director since November 2003	Prior to joining the Board, Mr. Dimick served as Executive Vice President and Chief Financial Officer of AmerisourceBergen Corporation, a pharmaceutical services provider, from August 2001 to May 2002. He served as Senior Executive Vice President and Chief Financial Officer of Bergen Brunswig Corporation (“Bergen”), as well as a director and a member of the Bergen Board’s Finance, Investment and Retirement Committees, for more than five years prior to its merger with AmeriSource Health in 2001. Mr. Dimick began his professional career as a corporate auditor with Deloitte & Touche LLP, a professional services firm. He was a partner with the firm for eight years and served for two years as the National Director of the firm’s Real Estate Industry Division. Mr. Dimick currently serves on the Board of Directors of WebMD Health Corp. (“WebMD”), where he serves as a member of the Executive and Audit Committees and as Chairman of the Nominating and Governance Committees; Thoratec Corporation, where he serves as Chairman of the Board and as a member of the Audit and Corporate Governance and Nominating Committees; Mylan, Inc., where he serves as Chairperson of the Audit and Finance Committees and member of the Executive Committee; and Alliance HealthCare Services, Inc., where he serves as Chairperson of the Audit Committee and member of the Strategic Planning and Finance and Nominating and Corporate Governance Committees. Mr. Dimick served on the Board of Directors for HLTH Corporation (merged with WebMD in 2009) from 2003 to 2009, chairing their Nominating and Governance Committee and sitting on the Executive and Audit Committees.

Key experience, qualifications, attributes and skills:

Mr. Dimick brings to the Board and the Audit Committee he chairs, 18 years of public accounting experience, including eight years as a partner at Deloitte & Touche LLP, experience as a Chief Financial Officer for a large-cap publicly traded international company and continued involvement with public company boards and board committees, all of which provide our Board with in-depth knowledge of the many critical financial and risk-related issues facing public companies today.

The Board of Directors unanimously recommends that stockholders vote FOR each of the nominees set forth above.

Continuing Directors:

The following persons are the members of our Board of Directors whose terms of office do not expire until after the Annual Meeting and who are therefore not standing for re-election at the Annual Meeting:

Robert F. Kistinger Age 60 Director since August 2006 Mr. Kistinger’s term of office as one of our directors expires at the Annual Meeting in 2014.	Mr. Kistinger has been the Chief Operating Officer of Bonita Banana Company since 2009. He was formerly President and Chief Operating Officer of the Fresh Group of Chiquita Brands International, Inc. (“Chiquita”). Mr. Kistinger was employed at Chiquita for more than 27 years and held numerous senior management positions in accounting, financial analysis and strategic planning roles. Prior to joining Chiquita, Mr. Kistinger was with the accounting firm of Arthur Young & Company for six years and is a certified public accountant and a member of the American Institute of Certified Public Accountants. Mr. Kistinger is a member of the board of executive advisors at the Williams College of Business at Xavier University.

Key experience, qualifications, attributes and skills:

In addition to his financial and international operations expertise, having held leadership positions in large multinational companies with operations in Latin America, Mr. Kistinger’s knowledge, insight and experience are invaluable to the Company and to the Board as we continue to provide services and solutions to our clients around the world.

Jolene Sarkis Age 63 Director since April 2002 Ms. Sarkis’ term of office as one of our directors expires at the Annual Meeting in 2014.	Ms. Sarkis has been a private marketing and advertising consultant since 2001. Ms. Sarkis held various positions of responsibility for Time Inc. from 1985 to 2001 in sales and marketing, primarily for Time Inc.’s leading publications which include Time, People, Sports Illustrated, Fortune and Money. Ms. Sarkis served as Publisher of Fortune from 1996 to 2001 and, additionally, as President of Fortune from 1999 to 2001. She is currently Executive Vice President of CFS Restaurant Group, Inc., a position she has held since 2011.

Key experience, qualifications, attributes and skills:

Ms. Sarkis’ business experience in operations management and business development brings a unique skill set to the Board and to the Company in the critical areas of leadership and strategic planning, as well as marketing and human resources.

Anne Shih Age 66 Director since October 2007 Ms. Shih’s term of office as one of our directors expires at the Annual Meeting in 2014.	Ms. Shih is actively involved in many philanthropic endeavors, including her sixteen years with the Bowers Museum in Santa Ana, California, where she currently serves as Chairwoman of the Board of Governors, a position she has held since 2010. Ms. Shih is an honorary president of the Chinese Cultural Arts Association, a position she has held since 2003 and was also Deputy Secretary of the Chinese Women’s League Los Angeles Chapter. In 2008, Ms. Shih was awarded a Certificate of Special Congressional Recognition from the U.S. Congress for her outstanding and invaluable service to the community. In 2010, Ms. Shih was made the first Official World Ambassador of Cultural Heritage for Shaanxi Province, China.
Key experience, qualifications, attributes and skills:
Ms. Shih’s strong business and personal relationships in Greater China are important to the Company and the Board as we expand our international footprint in Asia.
Susan J. Crawford Age 66 Director since May 2009 Ms. Crawford’s term of office as one of our directors expires at the Annual Meeting in 2015.	Ms. Crawford currently serves as a Senior Judge on the United States Court of Appeals for the Armed Forces, a position she has held since September 2006. A veteran lawyer of 30 years, Ms. Crawford served as a member of the court of appeals bench from 1991 to 2006 and also served as General Counsel of the Army, special counsel to the Secretary of Defense, and Inspector General of the Department of Defense. In February 2007, Ms. Crawford was appointed by the Secretary of Defense to serve a three-year term as the convening authority in charge of the Office of Military Commissions, during which time she oversaw the military process and procedures at Guantanamo Bay. After serving as the Chairperson of the Board of Trustees of Bucknell University from 2003 to 2009, Ms. Crawford currently serves on the Finance and Academic Affairs and Campus Life Committees, having served in prior years on the Trusteeship, Human Resources and Compensation Committees. Ms. Crawford is also a member of the New England Law School Board of Trustees.
Key experience, qualifications, attributes and skills:
Ms. Crawford’s credentials and years of legal experience in private practice and the public sector make her a trusted advisor as the Company continues to expand our legal services and government services practice. In addition, her ongoing board service at Bucknell University brings valuable experience related to matters of ethics and corporate governance.

Donald B. Murray Age 66 Director since 1999 Mr. Murray’s term of office as one of our directors expires at the Annual Meeting in 2015.	Mr. Murray founded Resources Connection in June 1996 and served as our Managing Director from inception until April 1999. From April 1999 through May 2008, Mr. Murray served as our Chairman, Chief Executive Officer and President and as one of our directors. On June 1, 2008, Mr. Murray resigned as President and Chief Executive Officer, but remained as Executive Chairman of the Board of Directors. Mr. Murray reassumed the position of Chief Executive Officer on July 22, 2009. Effective May 28, 2013, Mr. Murray resigned from the position of Chief Executive Officer and continues to serve as the Company’s Executive Chairman of the Board. Prior to founding Resources Connection, Mr. Murray was Partner in Charge of Accounting and Assurance Services for the Orange County, California office of Deloitte & Touche LLP, a professional services firm, from 1988 to 1996. From 1984 to 1987, Mr. Murray was the Partner in Charge of the Woodland Hills office of Touche Ross & Co., a predecessor firm to Deloitte & Touche LLP, an office he founded in 1984. Mr. Murray currently serves on the Board of Directors for two non-profit organizations, the University of Southern California’s Marshall School of Business and Healthy Smiles for Kids, where he sits on the Finance Committee.

Key experience, qualifications, attributes and skills:

In addition to his career credentials as a partner with Deloitte & Touche LLP, as the Company’s founder, he developed the Company’s business model and vision. Mr. Murray brings to the Board an intimate, first-hand knowledge of the Company’s operations, culture and people.

A. Robert Pisano Age 70 Director since November 2002 Mr. Pisano’s term of office as one of our directors expires at the Annual Meeting in 2015.	Mr. Pisano has served as our Lead Director since 2004. Mr. Pisano is a business consultant, an activity he began in September 2011, and is currently serving as a Strategic Advisor to IMAX Corporation, a leading entertainment technology company. Mr. Pisano was the President and Chief Operating Officer of the Motion Picture Association of America from October 2005 until September 2011, and was the interim Chief Executive Officer from January 2010 until March 2011. He served as the National Executive Director and Chief Executive Officer of the Screen Actors Guild from September 2001 to April 2005. From August 1993 to August 2001, he was Executive Vice President, then Vice Chairman and Consultant to Metro-Goldwyn-Mayer, Inc. (“MGM”). Prior to joining MGM, Mr. Pisano was Executive Vice President of Paramount Pictures from May 1985 to June 1991, serving as General Counsel and a member of the Office of the Chairman. From 1969 to 1985, Mr. Pisano was an associate and then a partner with the law firm O’Melveny & Myers LLP. Mr. Pisano was formerly a director of StateNet, a legislative and regulatory reporting service, and is Chairman of the Board for the Motion Picture and Television Fund. Effective July 31, 2012, Mr. Pisano was elected to the Boards of FPA Paramount Fund and FPA Perennial Fund. He previously served on the Boards of the FPA Group of Funds, including Paramount, Perennial, New Income, Crescent and Capital, where he sat on the audit committees from 2002 to 2008, and as a director of Netflix, Inc. until October 2005. He was since elected to the Boards of FPA Capital, New Income and International Funds, as well as Source Capital and Crescent Funds, all FPA funds.

Key experience, qualifications, attributes and skills:

Mr. Pisano’s 20 years of experience as a partner specializing in business litigation while at O’Melveny & Myers LLP, followed by his hands-on management of international business operations, marketing and business development while employed by the leaders in the entertainment industry provide a wealth of experience, especially in the areas of acquisitions and legislative and regulatory affairs, to the Board and to the Company.

Michael H. Wargotz Age 55 Director since May 2009 Mr. Wargotz’s term of office as one of our directors expires at the Annual Meeting in 2015.

Mr. Wargotz is currently the Chairman of Axcess Ventures, an affiliate of Axcess Luxury and Lifestyle, a business development agency for prestige and ultra-luxury brands, a position he has held since July 2011. Previously, he served as the Chief Financial Officer of The Milestone Aviation Group, LLC from August 2010 through June 2011, Co-Chairman of Axcess Luxury and Lifestyle, from August 2009 through July 2010, and Chief Financial Advisor of NetJets, Inc., a leading provider of private aviation services from December 2006 through August 2009. From June 2004 until November 2006, he was a vice president of NetJets. Mr. Wargotz is a founding partner of Axcess Solutions, LLC, a strategic alliance, brand development and partnership marketing consulting firm which originated in 2001. From January 1998 through December 1999, Mr. Wargotz served in a number of executive leadership positions with Cendent Corporation, including President and Chief Executive Officer of its Lifestyle Division, Executive Vice President and Chief Financial Officer of its Alliance Marketing Segment and Senior Vice President, Business Development. Mr. Wargotz currently serves on the Board of Directors of Wyndham Worldwide Corporation as Chair of its Audit Committee and a member of its Executive Committee and of CST Brands, Inc., where he serves as chair of its Nominating and Governance Committee.

Key experience, qualifications, attributes and skills:

Mr. Wargotz brings to the Board more than 30 years of experience as a financial professional and advisor in leadership roles for both public and private companies and is an experienced public company board member.

EXECUTIVE OFFICERS

The following table sets forth information about our executive officers as of the record date, August 28, 2013. Each of our executive officers serves at the pleasure of the Board of Directors:

Name	Age	Position
Donald B. Murray	66	Executive Chairman of the Board of Directors
Anthony Cherbak	59	Chief Executive Officer and President
Nathan W. Franke	52	Chief Financial Officer and Executive Vice President
Kate W. Duchene	50	Chief Legal Officer, Executive Vice President of Human Resources and Secretary
Tracy B. Stephens	53	Chief Operating Officer and Executive Vice President

Nathan W. Franke.    Mr. Franke has held the position of Chief Financial Officer and Executive Vice President since November 2007. Prior to joining Resources Connection, Mr. Franke was with the firm of Deloitte & Touche LLP for more than 22 years, most recently as a senior audit partner, working primarily with publicly-traded companies in the consumer and technology industries.

Kate W. Duchene.    Ms. Duchene is our Chief Legal Officer, a position she has held since December 1999. Ms. Duchene is also our Secretary and Executive Vice President of Human Resources, positions she has held since August 2000. In 2012, Ms. Duchene also assumed leadership of RGP Legal, our legal and regulatory consulting practice. Prior to joining Resources Connection, Ms. Duchene practiced law with O’Melveny & Myers LLP, an international law firm, in Los Angeles, California, specializing in labor and employment matters. Ms. Duchene was with O’Melveny & Myers LLP from October 1990 through December 1999, most recently as a Special Counsel.

Tracy B. Stephens.    Mr. Stephens is our Chief Operating Officer and Executive Vice President, a position he has held since August 1, 2013. Mr. Stephens joined Resources Connection in 2002 upon the acquisition by Resources Connection of The Procurement Centre, a company he co-founded in 1996. He has been a part of the Company’s leadership team for more than 11 years, most recently serving as Senior Vice President of the U.S. Central-Southeast Region since 2008.

For information about executive officer Donald B. Murray, see the description under “Continuing Directors” above, and executive officer Anthony Cherbak, see the description under “Director Nominees” above.

BOARD OF DIRECTORS

Board Leadership Structure

Our Bylaws provide that the Chairman of the Board shall be the Chief Executive Officer, unless the Board vests this position in another officer. Effective May 28, 2013, the first business day of the Company’s 2014 fiscal year, and consistent with the Company’s succession planning, (1) Donald B. Murray relinquished his position as the Company’s Chief Executive Officer, and (2) the Board of Directors appointed Anthony Cherbak to succeed Mr. Murray as the Company’s new Chief Executive Officer. In addition to being Chief Executive Officer, Mr. Cherbak will continue to serve as President of the Company and a member of its Board of Directors. Our Board has determined that it is appropriate for Mr. Murray to continue in his position as Executive Chairman. The Board believes that this current leadership structure provides independent board oversight and engagement while deriving the benefit of unified leadership and direction by having our Company’s founder serve as Executive Chairman of the Board. As Chief Executive Officer, Mr. Cherbak will be the individual with primary responsibility for managing the Company’s day-to-day operations and with in-depth knowledge and understanding of the Company. Coupled with an independent Lead Director who is appointed annually by the Board, this combined structure provides independent oversight while avoiding unnecessary confusion regarding the Board’s oversight responsibilities and the day-to-day management of business operations.

The Board has designated A. Robert Pisano to serve as Lead Director, with responsibilities that are similar to those typically performed by an independent chairman.

The responsibilities of our Executive Chairman and our Lead Director are summarized in the table below.

Executive Chairman	Lead Director
Calls meetings of the Board and stockholders	Calls meetings of the independent directors
Chairs meetings of the Board and the annual meeting of stockholders	Sets agenda and chairs executive sessions of the independent directors
Establishes Board meeting schedules and agendas	Available to chair meetings of the Board when there is a potential conflict of interest with the Chairman on issues to be discussed or the Chairman is absent
Ensures that information provided to the Board is sufficient for the Board to fulfill its primary responsibilities	Provides input to the Chairman on the scope, quality, quantity and timeliness of the information provided to the Board
Communicates with all directors on key issues and concerns outside of Board meetings	Serves as a conduit to the Chairman of views and concerns of the independent directors
With the Lead Director, jointly recommends Committee Chair positions to full Board and the Corporate Governance and Nominating Committee	Collaborates with the Corporate Governance and Nominating Committee on questions of possible conflicts of interest or breaches of the Company’s governance principles by other directors, including the Chairman
Provides suggestions to the Corporate Governance and Nominating Committee with respect to the composition and structure of the Board and Board recruitment efforts	Oversees the process of hiring or firing a Chief Executive Officer, including any compensation arrangements
Leads the Board review of management succession and development plans	Recommends to the Board the retention of outside advisors who report directly to the Board
Represents the Company to, and interacts with, external stockholders and employees	Participates with the Compensation Committee Chair in communicating performance feedback and compensation decisions to the Chief Executive Officer

The Board believes that the Company’s corporate governance measures ensure that strong, independent directors continue to oversee effectively the Company’s management and key issues related to executive compensation, evaluation of our Chief Executive Officer and succession planning, strategy, risk, and integrity.

Director Independence

As required by the Company’s Corporate Governance Guidelines and Committee Charters, our Board of Directors has determined that each of Ms. Crawford, Mr. Dimick, Mr. Kistinger, Mr. Pisano, Ms. Sarkis, Ms. Shih and Mr. Wargotz is an “independent director” under the NASDAQ Marketplace Rules. Mr. Murray and Mr. Cherbak are currently employed as executive officers of the Company and accordingly do not qualify as “independent directors” under the NASDAQ Marketplace Rules. There were no transactions, relationships or arrangements engaged in by these directors which the Board had to consider in making its independence determination.

Committees of the Board of Directors

The Company’s standing Board committees consist of (1) an Audit Committee, (2) a Compensation Committee, and (3) a Corporate Governance and Nominating Committee. Each committee of the Board is comprised entirely of independent directors under the NASDAQ Marketplace Rules and, for members of the Audit Committee, the applicable rules of the SEC. As referenced above, the Board of Directors also created a Lead Director role to serve as a representative for the independent directors and to facilitate communications among the independent directors and management.

The following identifies the members of each of the Company’s standing Board committees and indicates the number of meetings held by each committee during fiscal 2013:

	Audit	Compensation	Corporate Governance and Nominating	Board of Directors
A. Robert Pisano, Lead Director		Member	Chair	Independent
Susan Crawford			Member	Independent
Neil Dimick	Chair	Member		Independent
Robert Kistinger	Member		Member	Independent
Jolene Sarkis		Chair		Independent
Anne Shih			Member	Independent
Michael Wargotz	Member	Member		Independent
Number of Fiscal Year 2013 Meetings Held	8	5	3	4

Attendance at Meetings

Our Board of Directors met in person four times during fiscal 2013. No director attended fewer than 83% of the aggregate number of meetings held by the Board of Directors and the committees of the Board of Directors on which such director served during fiscal 2013. The Company’s policy is that directors should make themselves available to attend the Company’s annual meeting of stockholders. All of the members of our Board attended our 2012 annual meeting either in person or telephonically.

Committee Charters

The Board of Directors annually reviews and approves the charter of each of the committees. The Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee Charters were reviewed and approved on July 25, 2013. The Audit Committee Charter, the Compensation Committee Charter and the Corporate Governance and Nominating Committee Charter are available on the Investor Relations — Corporate Governance section of the Company’s website at www.rgp.com.

Corporate Governance and Nominating Committee

The current members of the Corporate Governance and Nominating Committee are Mr. Pisano (Chairperson), Ms. Crawford, Mr. Kistinger and Ms. Shih. The Corporate Governance and Nominating Committee met three times during fiscal 2013.

Governance-Related Duties.    The Corporate Governance and Nominating Committee is responsible for overseeing the corporate governance principles applicable to the Company, and the Company’s Code of Business Conduct and Ethics, which is reviewed by the entire Board of Directors annually. See “Corporate Governance Guidelines and Code of Business Conduct and Ethics” below. In addition, the Corporate Governance and Nominating Committee annually reviews the Company’s compliance with the NASDAQ Marketplace Rules and reports the conclusions of such review to the Board.

Nominating-Related Duties.    The Corporate Governance and Nominating Committee is also responsible for overseeing the process of nominating individuals to stand for election or re-election as directors. In doing so, the Corporate Governance and Nominating Committee reviews and makes recommendations to the Board with respect to the composition of the Board, tenure of Board members, and qualifications, skills and attributes for new directors. The Corporate Governance and Nominating Committee may also retain a professional executive search firm, on an as-needed basis, to assist in the identification and recruitment of independent Board candidates. The Company did not retain a professional executive search firm during fiscal 2013. While the Corporate Governance and Nominating Committee normally is able to identify an ample number of qualified candidates from its own resources and from candidates identified by the professional executive search firm, it will consider stockholder suggestions of persons to be considered as nominees, as further described below. Any director candidates recommended by the Company’s stockholders in accordance with the Company’s policy regarding such recommendations will be given consideration by the Corporate Governance and Nominating Committee,

consistent with the process used for all candidates and in accordance with the Company’s policy regarding such recommendations.

The Corporate Governance and Nominating Committee’s process for identifying and evaluating new director candidates is as follows. If determined appropriate, the Corporate Governance and Nominating Committee may retain a professional executive search firm to assist the Corporate Governance and Nominating Committee in managing the overall process, including the identification of new director candidates who meet certain criteria set from time to time by the Corporate Governance and Nominating Committee. All potential new director candidates, whether identified by the search firm, stockholders or Board members, are then reviewed by the Corporate Governance and Nominating Committee, our executive officers, and at times by the search firm. In the course of this review, some candidates are eliminated from further consideration because of conflicts of interest, unavailability to attend Board or committee meetings or other relevant reasons. The Corporate Governance and Nominating Committee then decides which of the remaining candidates most closely match the established criteria, described in the subsequent paragraph, and are therefore deserving of further consideration. The Corporate Governance and Nominating Committee then discusses these new director candidates, decides which of them, if any, should be pursued, gathers additional information if desired, conducts interviews and decides whether to recommend one or more of the candidates to the Board of Directors for nomination. In connection with this review, the Corporate Governance and Nominating Committee also reviews and considers each of the incumbent directors for continuing Board membership after his or her term expires. The Board discusses the Corporate Governance and Nominating Committee’s recommended candidates, decides if any additional interviews or further background information is desirable and, if not, decides whether to nominate one or more candidates. Those nominees are named in the proxy statement for election by the stockholders at the annual meeting (or, if between annual meetings, the nominees may be elected by the Board itself to fill any vacancies on the Board).

In order to be recommended by the Corporate Governance and Nominating Committee, a candidate must meet the following selection criteria, as described in the Company’s Corporate Governance Guidelines: personal integrity, intelligence, relevant business background, independence, expertise in areas of importance to the Company’s objectives, and sensitivity to the Company’s corporate culture and responsibilities. The Corporate Governance and Nominating Committee does not have a formal policy regarding the consideration of diversity in identifying director nominees, but looks for individuals with specific qualifications so that the Board as a whole may maintain an appropriate mix both of experience, background, expertise and skills, and of age, gender, and ethnic and racial diversity. These specific qualifications may vary from one year to another, depending upon the composition of the Board at that time.

Below, we identify and describe the key experience, qualifications, attributes and skills the Committee considers important in light of Resources Connection’s business:

•

Business Sector Knowledge and International Experience.    We value directors with backgrounds that include the many business sectors that make up our core business — finance and accounting, risk management, information management, human capital, supply chain, legal and regulatory, healthcare, corporate advisory and restructuring services. In order to achieve our vision as a global multinational professional services firm, we also look for directors with international expertise.

•

Management, Accounting and Finance Expertise.    We value management experience in our directors as it provides a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth. While we require specific financial qualifications and expertise for Audit Committee membership, we expect all of our directors to be financially knowledgeable.

•

Business Judgment, Leadership and Strategic Vision.    We value directors with experience in significant leadership positions who are able to provide sound business judgment, share tested leadership skills and have the insight necessary to formulate a strategic vision.

The Corporate Governance and Nominating Committee will consider individuals for nomination to stand for election as directors who are recommended to it in writing by any Resources Connection stockholder. Any stockholder wishing to recommend an individual as a nominee for election at the Annual Meeting of Stockholders to be held in 2014 should send a signed letter of recommendation, to be received before May 17, 2014, to the following address: Resources Connection, Inc., 17101 Armstrong Avenue, Irvine, CA 92614: Attn: Kate W. Duchene, Chief Legal Officer and Secretary. Recommendation letters must state the reasons for the recommendation and contain the full name and address of each proposed nominee as well as brief biographical information setting forth past and present directorships, employment, occupations and civic activities. Any such recommendation should be accompanied by a written statement from the proposed nominee consenting to be named as a candidate and, if nominated and elected, consenting to serve as a director. Our Bylaws include additional requirements regarding nominations of persons at a stockholders’ meeting other than by the Board of Directors. See “Questions and Answers — When must notice of business to be brought before an annual meeting be given and when are stockholder proposals and director nominations due for the 2014 annual meeting?”

Compensation Committee

The current members of the Compensation Committee are Ms. Sarkis (Chairperson), Mr. Dimick, Mr. Pisano and Mr. Wargotz. The Compensation Committee met five times during fiscal 2013.

The Compensation Committee is responsible for discharging the Board of Directors’ responsibilities relating to the compensation of the Company’s NEOs. The Compensation Committee reviews and approves the compensation arrangements, plans, policies and programs that apply to our NEOs. Pursuant to the written charter of the Compensation Committee, its principal responsibilities include, among other things:

•

To review and approve the goals and objectives relevant to the compensation of our Chief Executive Officer, to evaluate the performance of our Chief Executive Officer and to determine the terms of the compensatory agreements and arrangements for our Chief Executive Officer;

•	To review and approve all of the Company’s compensation programs applicable to our other executive officers, including all forms of salary and grants of bonus and equity compensation;

•

To approve any new compensation plan or any material change to an existing compensation plan available to executive officers and to make recommendations to the Board of Directors with respect to equity and incentive plans subject to stockholder approval;

•	To review and approve severance or similar payments to the Company’s executive officers; and

•	To review and evaluate the Company’s long-term strategy of employee compensation and utilization of different types of compensation plans in consultation with senior management.

The Compensation Committee’s charter permits it to delegate duties and responsibilities to sub-committees or the Company’s management. However, the Compensation Committee has no current intention to delegate any of its authority with respect to determining senior officer compensation to any sub-committee or to management. The Compensation Committee takes into account our Chief Executive Officer’s recommendations regarding the corporate goals and objectives, performance evaluations and compensatory arrangements for the Company’s executive officers other than the Chief Executive Officer. In particular, the Compensation Committee considered the Chief Executive Officer’s recommendations regarding the appropriate base salaries and annual incentive compensation opportunity payouts for the Company’s other executive officers for fiscal 2013. None of our other executive officers has any role in determining or recommending the compensation of our executives.

Pursuant to its charter, the Compensation Committee is authorized in its sole discretion to retain compensation consultants to assist it in carrying out its duties. The Compensation Committee has the authority to approve any compensation consultant’s fees and other retention terms. The Compensation Committee determines whether to retain a compensation consultant on an annual basis in light of the status of the management team and the business needs of the organization at the relevant time. The Compensation Committee did not engage a compensation consultant during fiscal 2013 to provide advice or recommendations on the amount or form of executive and director compensation. In order to assist the Compensation Committee’s evaluation of executive compensation, however, during fiscal 2013, the Company subscribed to ISS Governance Analytics, which is a web-based provider of historical information, products and proprietary survey data regarding executive compensation. The Compensation Committee used this data generally to assist in its decision making process.

Audit Committee

During fiscal 2013, the Audit Committee of our Board of Directors consisted of three non-employee directors, Mr. Dimick (Chairperson), Mr. Kistinger and Mr. Wargotz. Mr. Dimick qualifies as the committee’s financial expert. The Audit Committee met eight times during fiscal 2013.

The Audit Committee reviews our auditing, accounting, financial reporting and internal control functions, appoints and engages, on behalf of our Board of Directors, the Company’s independent registered public accounting firm and oversees the Company’s risk assessment and risk management policies. The Audit Committee also reviews and approves the provision of services by our independent registered public accounting firm, as described under “Proposal 2. Ratification of the Engagement of Independent Registered Public Accounting Firm for Fiscal Year 2014” below, under the caption “All Other Fees”, to ensure such services are compatible with maintaining the independence of the independent registered public accounting firm. In discharging its duties, the Audit Committee:

•	Appoints, compensates, retains and oversees the work of the independent registered public accounting firm;

•	Reviews and approves the scope of the annual audit and the independent registered public accounting firm’s fees;

•	Meets independently with our internal finance and audit staff, our independent registered public accounting firm and our senior management; and

•

Consults with our independent registered public accounting firm with regard to the plan of audit, the results of the audit and the audit report and confers with the independent registered public accounting firm regarding the adequacy of internal accounting controls.

The Board’s Role in Risk Oversight

The Board has an active role, as a whole and through its committees, in overseeing management of the Company’s risks. The Board’s role in the risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial and strategic risks. Also, the involvement of the Board in reviewing, approving and monitoring our fundamental financial and business strategies, as contemplated by our corporate governance documents, is critical to the determination of the types and appropriate levels of risk the Company undertakes. The Board’s committees, all comprised solely of independent directors, assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Compensation Committee oversees the management of risks relating to our executive compensation plans and arrangements. The Corporate Governance and Nominating Committee oversees the management of risks associated with the composition of the Board of Directors and other types of corporate governance risks within its area of responsibility. The Audit Committee oversees the Company’s risk assessment and management policies, particularly the management of financial risks and also receives regular reports from our Vice President of Internal Audit, who directly reports to the Chairperson of the Audit Committee. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through the committee reports regarding such risks. This process enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Risk Assessment of Compensation Programs

We have reviewed our compensation programs across the Company to determine whether they encourage unnecessary or excessive risk taking, and we have concluded that they do not.

In particular, as to our compensation arrangements for our NEOs, the Compensation Committee takes risk into account in establishing and reviewing these arrangements. The Compensation Committee believes that our executive compensation arrangements do not encourage unnecessary or excessive risk taking for several reasons. First, the base salaries of our NEOs are fixed in amount and thus do not encourage risk taking. Second, while our annual bonus program focuses on achievement of short-term or annual goals and short-term goals may encourage the taking of short-term risks at the expense of long-term results, executives’ long-term incentive awards are determined based on a number of corporate performance factors as described above, which have a longer-term focus. Third, the Compensation Committee retains authority to exercise its discretion in determining the amount to award under the discretionary component of the NEO bonus program based on its subjective assessment of the Company’s performance, the executive’s individual performance, and any other factors the Compensation Committee may consider — including exposure to risk. Fourth, annual incentive awards are capped pursuant to our plan so that NEOs are not able to achieve unlimited reward for taking significant risk. The Compensation Committee believes that the annual bonus program appropriately balances risk and the desire to focus executives on specific short-term goals important to our success, and that it does not encourage unnecessary or excessive risk taking over a short or long term measure.

In addition, a significant portion of the compensation provided to our NEOs is in the form of stock options that are important to help further align each executive’s interests with those of our stockholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking since the ultimate value of the awards is tied to our stock price, and since awards are generally granted on an annual basis and subject to long-term vesting schedules to help ensure that NEOs always have significant value tied to long-term stock price performance.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Corporate Governance Guidelines.    Our Board has adopted Corporate Governance Guidelines, which direct our Board’s actions with respect to, among other things, the Board’s responsibilities, Board composition and selection of directors, Board meetings, the Board’s standing committees and procedures for appointing members of these committees, stockholder communications with the Board, Board compensation, conduct and ethics standards for directors, and indemnification of directors. A current copy of our Corporate Governance Guidelines is posted on the Investor Relations — Corporate Governance section of our website at www.rgp.com.

Code of Business Conduct and Ethics.    The Company has also adopted a Code of Business Conduct and Ethics that applies to everyone in the Company, including all of its directors, executive officers and employees. A current copy of our Code of Business Conduct and Ethics is posted on the Investor Relations — Corporate Governance section of the Company’s website at www.rgp.com. In addition, waivers from, and amendments to, our Code of Business Conduct and Ethics that apply to our directors and executive officers, including our principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions, will be timely posted on the Investor Relations — Corporate Governance section of the Company’s website at www.rgp.com to the extent required by applicable SEC and NASDAQ rules.

Communications with the Board

Our Board of Directors provides a process for stockholders to send communications to the Board of Directors, to individual directors or to groups of directors, including non-management directors as a group. Communications should be sent to the Company’s corporate headquarters at 17101 Armstrong Avenue, Irvine, CA 92614, addressed to the attention of the specific group or individual or, if the communication is intended for all non-management directors, to the Chairperson of the Corporate Governance and Nominating Committee, the Chairperson of the Compensation Committee or the Chairperson of the Audit Committee and marked “Confidential, Intended for Recipient’s Review Only.” Upon receipt of any such communication, the material is forwarded directly to the addressee. If the communication is not directed to a specific individual, the material is forwarded to the Chairperson of the Audit Committee who reviews the content to determine its relevance and appropriate audience. The Company also maintains a Corporate Integrity Hotline, monitored by the Chairperson of the Audit Committee, so that any employee, stockholder or other interested party may use this vehicle to report problems or concerns involving ethical or compliance violations or complaints regarding accounting, internal accounting controls or auditing matters. Information about the hotline is posted on the Contact Investor Relations page of our website at www.rgp.com. The toll free number is (866) 588-5733.

DIRECTOR COMPENSATION

Cash Compensation

The following table sets forth the schedule of annual retainer fees for each member of our Board of Directors who is not also employed by us or any of our subsidiaries (referred to herein as a “non-employee director”) in effect during fiscal 2013:

Type of Fee	Dollar Amount
Annual Board Retainer	$50,000
Additional Lead Director Retainer	$15,000
Additional Retainer for Audit Committee Chairperson	$20,000
Additional Retainer for Compensation Committee Chairperson	$15,000
Additional Retainer for Corporate Governance and Nominating Committee Chairperson	$10,000
Additional Retainer for Service on the Audit Committee	$5,000
Additional Retainer for Service on the Compensation Committee	$5,000
Additional Retainer for Service on the Corporate Governance and Nominating Committee	$2,500

Each new non-employee director will receive a pro rata portion of the Annual Retainer with the proration based on the number of calendar days remaining in the calendar year that the director first serves as a non-employee director or held the particular position, as the case may be.

Non-employee directors are also generally reimbursed for out-of-pocket expenses they incur serving as directors.

Equity Compensation

Annual Equity Award	Restricted stock with a fair value of $60,000 on the grant date
New Director Award	pro rata portion of Annual Equity Award

Annual Restricted Stock Awards for Continuing Board Members

On the first trading day of each calendar year, each non-employee director then in office will automatically be granted an award of restricted stock with respect to shares of the Company’s common stock. The number of shares of the Company’s common stock subject to such restricted stock award will be determined by dividing the Annual Equity Award grant value set forth above by the per-share closing price of the Company’s common stock on the date of grant (rounded down to the nearest whole share).

Initial Restricted Stock Awards for New Directors

Each new non-employee director is granted an initial restricted stock award on joining the Board of Directors. The number of shares subject to such restricted stock award will be determined by dividing the Annual Equity Award grant value set forth above (pro-rated based on the number of calendar days remaining in the calendar year that the director first serves as a non-employee director) by the per-share-closing price of the Company’s common stock on the date of grant (rounded down to the nearest whole share).

An employee or former employee of the Company or one of its subsidiaries who ceases or has ceased to be so employed and becomes a non-employee director will not be eligible for an initial restricted stock award grant, but will be eligible for cash compensation and annual equity awards on the same basis as other non-employee directors.

Provisions Applicable to All Non-Employee Director Restricted Stock Awards

Each restricted stock award granted to the non-employee directors will be made under and subject to the terms and conditions of the Company’s 2004 Performance Incentive Plan, as amended (the “2004 Plan”), or any successor equity compensation plan approved by the Company’s stockholders and in effect at the time of grant, and will be evidenced by, and subject to the terms and conditions of, an award agreement in the form approved by the Board to evidence such type of grant pursuant to this policy. Each award will vest in equal annual installments over the four-year period following the grant date. Non-employee directors are also entitled to cash dividend and stockholder voting rights with respect to outstanding and unvested restricted stock awards granted under the 2004 Plan.

Restricted stock awards granted under the 2004 Plan are generally forfeited as to the unvested portion of the award upon the non-employee director’s termination of service as a director of the Company for any reason. However, in the event the non-employee director ceases to serve as a director due to his or her mandatory retirement as may be required pursuant to the Company’s mandatory retirement policy as then in effect for members of the Board, each restricted stock award held by the director that is outstanding and otherwise unvested immediately prior to such retirement will generally become immediately vested and nonforfeitable upon the non-employee director’s termination of service as a director as a result of such retirement. Restricted stock awards, to the extent then outstanding and unvested, will become fully vested and nonforfeitable in the event of a Change in Control Event (as such term is defined in the 2004 Plan). With respect to awards to non-employee directors, the 2004 Plan is administered by the Board, and the Board has the ability to interpret and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding awards to reflect stock splits and similar corporate transactions. Awards are generally transferable to a beneficiary of a director upon his death or as approved by the Board.

DIRECTOR COMPENSATION — FISCAL 2013

The following table presents information regarding the compensation paid for fiscal 2013 to our non-employee directors. The compensation paid to Messrs. Murray and Cherbak during fiscal 2013 is presented below in the “Executive Compensation Tables for Fiscal 2013 — Summary Compensation Table — Fiscal 2013” and the related explanatory tables. Such employee-directors do not receive separate compensation for service on the Board of Directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)	Total ($)
(a)	(b)	(c)	(d)	(e)
A. Robert Pisano	80,000	59,995	—	139,995
Susan Crawford	52,500	59,995	—	112,495
Neil Dimick	75,000	59,995	—	134,995
Robert Kistinger	57,500	59,995	—	117,495
Jolene Sarkis	65,000	59,995	—	124,995
Anne Shih	52,500	59,995	—	112,495
Michael Wargotz	60,000	59,995	—	119,995

(1)	The amounts reported in column (c) of the table above reflect the fair value on the grant date of the restricted stock award granted to our non-employee directors during fiscal 2013, as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock awards contained in Note 14 (Stock Based Compensation Plans) to the Company’s Consolidated Financial Statements, included as part of the Company’s Annual Report on Form 10-K for the fiscal year ended May 25, 2013.

(2)	As described above, each of our continuing non-employee directors was granted an award of 4,946 shares of restricted stock on January 2, 2013. Each such continuing non-employee director’s restricted stock award had a fair value (for financial statement reporting purposes) equal to $59,994.98 on the grant date. See footnote (1) above for the assumptions used to value these awards.

(3)	The following table presents the aggregate number of outstanding unexercised options and unvested shares of restricted stock held by each of our non-employee directors as of May 25, 2013.

Aggregate Equity Holdings

Director	Number of Options Outstanding	Number of Shares of Unvested Restricted Stock
A. Robert Pisano	33,916	10,525
Susan Crawford	14,328	10,525
Neil Dimick	28,000	10,525
Robert Kistinger	21,000	10,525
Jolene Sarkis	19,897	10,525
Anne Shih	15,000	10,525
Michael Wargotz	12,000	10,525

Stock Ownership Guidelines for Directors

On July 28, 2011, the Board approved the following stock ownership guidelines for the non-employee members of the Board of Directors. Please see “Compensation Discussion and Analysis — Stock Ownership Guidelines for NEOs” below for information on the guidelines applicable to our executive officers.

All of our non-employee directors should own Company common stock equal in value to the lesser of two times the annual board retainer or 10,000 shares. Stock that counts towards satisfaction of the ownership guidelines includes:

•	Shares of common stock beneficially held, either directly or indirectly;

•	Restricted stock issued and held whether vested or unvested; and

•	Shares of common stock held following the exercise of a stock option or payment of other equity award.

All individuals covered by these guidelines should satisfy the applicable share ownership guidelines within five years of first becoming subject to them. If a covered individual’s guideline level of ownership changes as a result of a change in position or change in retainer, the individual should satisfy the applicable guidelines within a five-year period beginning in January following the year of such change. The Company’s Stock Ownership Guidelines are available on the Investor Relations — Corporate Governance page of the Company’s website at www.rgp.com.

Independent Director Stock Ownership Status

Guideline	10,000 Shares	$100,000
	Current Shares	Value as of the Record Date
A. Robert Pisano	31,412	$396,419
Susan Crawford	13,376	$168,805
Neil Dimick	13,376	$168,805
Robert Kistinger	13,376	$168,805
Jolene Sarkis	13,376	$168,805
Anne Shih	27,376	$345,485
Michael Wargotz	13,376	$168,805

Policy Regarding Treatment of Related-Party Transactions

The Company’s policies and procedures for the review, approval or ratification of related-party transactions required to be disclosed pursuant to Item 404 of SEC Regulation S-K are set forth in the written charter of the Audit Committee. Pursuant to its charter, the Audit Committee must review and approve all proposed related-person transactions that are subject to disclosure pursuant to Item 404 of SEC Regulation S-K before the Company is permitted to enter into any such transaction. In fiscal 2013, there were no reportable related-party transactions under Regulation S-K.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information about the beneficial ownership of our common stock as of August 28, 2013, for:

•	each person known by the Company who beneficially owns more than five percent of the common stock of the Company;

•	each of our directors;

•	each NEO named in the Summary Compensation Table; and

•	all current directors and executive officers as a group.

Unless otherwise indicated, the address for each person or entity named below is c/o Resources Connection, Inc., 17101 Armstrong Avenue, Irvine, CA 92614.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and except for community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The percentage of beneficial ownership is based on shares of common stock outstanding as of August 28, 2013.

Directors and Named Officers	Number of Shares Beneficially Owned	Percentage of Shares Outstanding**
Donald B. Murray(1)	1,895,826	4.8%
Kate W. Duchene(2)	308,564	*
Anthony Cherbak(3)	227,200	*
Nathan W. Franke(4)	139,444	*
A. Robert Pisano(5)	63,598	*
Anne Shih(6)	41,626	*
Neil Dimick(7)	40,626	*
Robert Kistinger(8)	33,626	*
Jolene Sarkis(9)	32,523	*
Susan Crawford(10)	26,954	*
Michael Wargotz(11)	24,626	*
Executive Officers and Directors as a group (12 persons)(12)	2,834,613

5% Stockholders	Number of Shares Beneficially Owned	Percentage of Shares Outstanding**
BlackRock, Inc.(13)	4,330,327	10.9%
Wasatch Advisors, Inc.(14)	4,202,525	10.5%
Invesco Ltd.(15)	2,848,765	7.1%
DePrince, Race & Zollo, Inc.(16)	2,713,741	6.8%
Heartland Advisors (17)	2,705,964	6.8%
Janus Capital Management and related parties(18)	2,683,381	6.7%
Vanguard Group(19)	2,582,817	6.5%

*	Represents less than 1%.

**	We determine beneficial ownership in accordance with the rules of the SEC. We deem shares subject to options that are currently exercisable or exercisable within 60 days after August 28, 2013, as outstanding for purposes of computing the share amount and the percentage ownership of the person(s) holding such awards, but we do not deem them outstanding for purposes of computing the percentage ownership of any other person.

(1)	Includes shares beneficially owned by Mr. Murray in The Murray Family Trust, Donald B. Murray and Carol E. Murray, Trustees; Murray Family Income Trust, Donald B. Murray and Carol E. Murray, Trustees. Mr. Murray is the beneficial owner of 626,250 shares of common stock subject to options exercisable within 60 days of August 28, 2013.

(2)	Ms. Duchene is the beneficial owner of 235,750 shares of common stock subject to options exercisable within 60 days of August 28, 2013.

(3)	Includes shares beneficially owned by Mr. Cherbak in The Cherbak Family Trust, Anthony C. Cherbak and Debra L. Cherbak Trustees and shares owned by Mr. Cherbak as custodian of a child’s account. Mr. Cherbak is the beneficial owner of 193,000 shares of common stock subject to options exercisable within 60 days of August 28, 2013.

(4)	Mr. Franke is the beneficial owner of 127,000 shares of common stock subject to options exercisable within 60 days of August 28, 2013.

(5)	Includes shares beneficially owned by Mr. Pisano in the Pisano Living Trust, Robert A. Pisano Trustee. Mr. Pisano is the beneficial owner of 32,186 shares of common stock subject to options exercisable within 60 days of August 28, 2013.

(6)	Includes shares beneficially owned and jointly held by Ms. Shih and her husband. Ms. Shih is the beneficial owner of 14,250 shares of common stock subject to options exercisable within 60 days of August 28, 2013.

(7)	Mr. Dimick is the beneficial owner of 27,250 shares of common stock subject to options exercisable within 60 days of August 28, 2013.

(8)	Mr. Kistinger is the beneficial owner of 20,250 shares of common stock subject to options exercisable within 60 days of August 28, 2013.

(9)	Ms. Sarkis is the beneficially owner of 19,147 shares of common stock subject to options exercisable within 60 days of August 28, 2013.

(10)	Ms. Crawford is the beneficial owner of 13,578 shares of common stock subject to options exercisable with 60 days of August 28, 2013.

(11)	Mr. Wargotz is the beneficial owner of 11,250 shares of common stock subject to options exercisable with 60 days of August 28, 2013.

(12)	Includes 1,414,061 shares of common stock subject to options exercisable within 60 days of August 28, 2012.

(13)	According to a Schedule 13G/A filed with the SEC by BlackRock, Inc., dated August 8, 2013, as of July 31, 2013, BlackRock, Inc. has sole voting power and sole dispositive power with respect to 4,330,327 shares of common stock. The address of BlackRock, Inc., as listed in the Schedule 13G/A is 40 East 52nd Street, New York, NY 10022.

(14)	According to a Schedule 13G/A filed with the SEC by Wasatch Advisors, Inc., dated February 14, 2013, as of December 31, 2012, Wasatch Advisors, Inc. has sole voting power and sole dispositive power with respect to 4,202,525 shares of common stock. The address of Wasatch Advisors, Inc., as listed in the Schedule 13G/A is 150 Social Hall Avenue, Salt Lake City, UT 84111.

(15)	According to a Schedule 13G/A filed with the SEC by Invesco Ltd., dated February 8, 2013, as of December 31, 2012, Invesco Ltd. has sole voting power and sole dispositive power with respect to 2,848,765 shares of common stock. According to the Schedule 13G/A, the following subsidiaries of Invesco Ltd. are investment advisers which hold shares of the security being reported: Invesco Advisers, Inc., Invesco PowerShares Capital Management, and Invesco Investment Advisers, LLC. The address of Invesco Ltd., as listed in the Schedule 13G/A is 1555 Peachtree Street NE, Atlanta, GA 30309.

(16)	According to a Schedule 13G/A filed with the SEC by DePrince, Race & Zollo, Inc., dated February 12, 2013, as of December 31, 2012, DePrince, Race & Zollo has sole voting power with respect to 1,598,161 shares of common stock and sole dispositive power with respect to 2,713,741 shares of common stock. The address of DePrince, Race & Zollo, Inc., as listed in the Schedule 13G/A, is 250 Park Avenue South, Suite 250, Winter Park, FL 32789.

(17)	According to a Schedule 13G filed with the SEC by Heartland Advisors, Inc., dated February 7, 2013, as of December 31, 2012, Heartland Advisors, Inc. and William J. Nasgovitz have shared voting and dispositive power with respect to 2,705,964 shares of common stock. The address of Heartland Advisors, Inc., as listed in the Schedule 13G is 789 North Water Street, Milwaukee, WI 53202.

(18)	According to a Schedule 13G filed with the SEC by Janus Capital Management LLC, dated February 14, 2013, as of December 31, 2012, Janus Capital Management has sole voting and dispositive power with respect to 2,683,381 shares of common stock. Of these shares, 2,683,381 are held by Janus Venture Fund, an investment company registered under Section 8 of the Investment Company Act of 1940 for which Janus Capital Management LLC acts as investment adviser. The address of Janus Capital Management LLC., as listed in the Schedule 13G is 151 Detroit Street, Denver, CO 80206.

(19)	According to a Schedule 13G/A filed with the SEC by The Vanguard Group, Inc., dated February 7, 2013, as of December 31, 2012, The Vanguard Group, Inc. has sole voting power with respect to 71,140 shares of common stock, sole dispositive power with respect to 2,513,377 shares of common stock and shared dispositive power with respect to 69,440 shares of common stock. The address of The Vanguard Group, Inc., as listed in the Schedule 13G/A is 100 Vanguard Blvd., Malvern, PA 19355.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires our executive officers (as defined under Section 16), directors and persons who beneficially own greater than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. We are required to disclose any failure of these executive officers, directors and 10% stockholders to file these reports by the required deadlines. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no report on Form 5 was required for such persons, we believe that, for the reporting period covering fiscal 2013, our executive officers and directors complied, on a timely basis, with all their reporting requirements under Section 16(a) for such fiscal year.

PROPOSAL 2. RATIFICATION OF ENGAGEMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR FISCAL YEAR 2014

The Audit Committee of the Board of Directors has engaged the accounting firm of McGladrey LLP as the Company’s independent registered public accounting firm to conduct the annual audit of Resources Connection’s financial statements for fiscal year 2013. Although ratification of the engagement of McGladrey LLP is not required by our organizational documents or other applicable law, this matter is nevertheless being submitted to the stockholders as a good corporate governance practice to afford them the opportunity to express their views.

A representative of McGladrey LLP will be available at the Annual Meeting to answer any questions concerning the independent registered public accounting firm’s areas of responsibility, and will have an opportunity to make a statement if he desires to do so.

Change in Independent Registered Public Accounting Firm

During the fourth quarter of fiscal 2012, the Audit Committee conducted a comprehensive proposal process to determine who should serve as the Company’s independent registered public accounting firm for fiscal year 2013. On August 21, 2012, as a result of this process and following careful deliberation and approval by the Audit Committee, McGladrey LLP was selected as the Company’s independent registered public accounting firm for fiscal year 2013, and, on August 21, 2012, the Audit Committee informed PricewaterhouseCoopers LLP that it would be dismissed as the Company’s independent registered public accounting firm.

The reports of PricewaterhouseCoopers LLP on the financial statements of the Company for the fiscal years ended May 26, 2012 and May 28, 2011 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the two fiscal years ended May 26, 2012 and May 28, 2011, and through August 21, 2012, there were no disagreements (as described in Regulation S-K Item 304(a)(1)(iv)), with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference in its reports on the financial statements for such years.

During the two fiscal years ended May 26, 2012 and May 28, 2011 and through August 21, 2012, there were no reportable events (as outlined in Regulations S-K Item 304(a)(1)(v)).

On August 22, 2012, in response to the Company’s request, PricewaterhouseCoopers LLP furnished the Company with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter is filed as Exhibit 16.1 to the Current Report on Form 8-K, filed with the SEC on August 23, 2012.

The Company had no occasions during the fiscal years ended May 26, 2012 and May 28, 2011, and through August 21, 2012, upon which it consulted with McGladrey LLP on any matters described in Item 304(a)(2)(i) and Item 304(a)(2)(ii) of Regulation S-K.

Fees

The following table shows information about McGladrey LLP and PricewaterhouseCoopers LLP charges for fiscal year 2013 and 2012. PricewaterhouseCoopers LLP served as the Company’s independent registered public accounting firm during fiscal year 2012 and McGladrey LLP served as the Company’s independent registered public accounting firm during fiscal year 2013.

	2013 (McGladrey)	2012 (PwC)
Audit Fees	$656,800	$857,111
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	$1,800	(1)

(1)	Accounting literature subscription

Audit Committee Policy Regarding Pre-Approval of Services of Independent Registered Public Accounting Firm

As set forth in its charter, the Audit Committee has the sole authority to review in advance, and grant any appropriate pre-approval of: (1) all auditing services to be provided by the independent registered public accounting firm and (2) all non-audit services to be provided by the independent registered public accounting firm as permitted by Section 10A of the Exchange Act, and in connection therewith to approve all fees and other terms of engagement. Such pre-approval can be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual basis. The pre-approval of non-auditing services can be delegated by the Audit Committee to one or more of its members, but the decision must be presented to the full Audit Committee at the next scheduled meeting. In fiscal 2013, all fees of McGladrey LLP were pre-approved by the Audit Committee and in fiscal 2012, all fees of PricewaterhouseCoopers LLP were pre-approved by the Audit Committee.

The Board of Directors unanimously recommends a vote FOR ratification of the engagement of McGladrey LLP as the Company’s independent registered accounting firm for fiscal year 2014.

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act or incorporated by reference in any document so filed.

AUDIT COMMITTEE REPORT

To the Board of Directors of Resources Connection, Inc.:

As set forth in more detail in the Audit Committee charter, the Audit Committee’s primary responsibilities fall into three categories:

•

first, the Audit Committee is responsible for overseeing the preparation of and reviewing the quarterly and annual financial reports prepared by the Company’s management, including discussions with management and the Company’s outside independent registered public accounting firm regarding significant accounting and reporting matters;

•

second, the Audit Committee is responsible for the engagement, compensation, retention and oversight of all of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting), as well as determining whether the outside registered public accounting firm is independent

(based in part on the annual letter provided to the Company pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the public accounting firm’s communications with the Audit Committee concerning independence); and

•	third, the Audit Committee oversees management’s implementation of effective systems of internal controls.

The Audit Committee has reviewed and discussed with the Company’s management and its independent registered public accounting firm for fiscal 2013, McGladrey LLP, the Company’s audited financial statements for the year ended May 25, 2013, known as the Audited Financial Statements. The Audit Committee had discussions with the predecessor firm, PricewaterhouseCoopers LLP regarding the Company’s audited financial statements for the years ended May 28, 2011 and May 26, 2012 in previous years. Management advised the Audit Committee that the Audited Financial Statements were prepared in accordance with generally accepted accounting principles. In addition, the Audit Committee discussed with McGladrey LLP the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee also has received and reviewed the written disclosures and the letter from McGladrey LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with that firm its independence from the Company. The Audit Committee also discussed with the Company’s management and McGladrey LLP such other matters, and received such assurances from that firm, as the Audit Committee deemed appropriate.

Management is responsible for the Company’s internal controls and the financial reporting process. McGladrey LLP is responsible for performing an independent audit of the Company’s financial statements and the Company’s internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon.

Based on the foregoing review and discussions and a review of the reports of McGladrey LLP and PricewaterhouseCoopers LLP with respect to the Audited Financial Statements, and relying thereon, the Audit Committee recommended to the Company’s Board of Directors the inclusion of the Audited Financial Statements in Resources Connection’s Annual Report on Form 10-K for the fiscal year ended May 25, 2013.

THE AUDIT COMMITTEE

Neil Dimick, Chairperson

Robert Kistinger

Michael Wargotz

EXECUTIVE COMPENSATION

The following discussion of named executive officer compensation contains descriptions of various employment- related agreements and employee compensation plans. These descriptions are qualified in their entirety by reference to the full text or detailed descriptions of the agreements and plans that we have filed as exhibits to our Annual Report on Form 10-K for the year ended May 25, 2013 filed with the SEC on July 22, 2013.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (“CD&A”) describes the Company’s compensation philosophy, explains the objectives of our compensation programs and sets forth the elements of the compensation paid or awarded to, or earned by our Chief Executive Officer and the other named executive officers (“NEOs”). This CD&A also provides the Company’s analysis of these policies and decisions.

The Company’s NEOs for fiscal 2013 were:

Name	Age	Position
Donald B. Murray[3]	66	Executive Chairman of the Board of Directors and Chief Executive Officer
Anthony Cherbak[4]	59	President and Chief Operating Officer
Nathan W. Franke	52	Chief Financial Officer and Executive Vice President
Kate W. Duchene	50	Chief Legal Officer, Executive Vice President of Human Resources and Secretary

Fiscal 2013 Executive Summary

The Compensation Committee is responsible for setting the compensation of the NEOs in consultation with management. In determining overall compensation for fiscal 2013, the Compensation Committee considered the Company’s key business results. The Company realized the following achievements despite the uncertain economic environment affecting the professional services sector globally:

•	We achieved revenue of $556.3 million for fiscal 2013;

•	We achieved Adjusted EBITDA of $53.2 million for fiscal 2013; [5]

•	We achieved an Adjusted EBITDA Margin of 9.6% for fiscal 2013; [6]

•	We generated $35 million in cash flow from operations for fiscal 2013;

•	We reduced our SG&A expenses by 2% from fiscal 2012 to fiscal 2013;

•	We returned $43.7 million to shareholders in fiscal 2013 through the Company’s dividend program and the repurchase of 2,909,188 shares of common stock through its share repurchase program;

•	We retained 100% of our top 50 clients from fiscal 2012 in fiscal 2013;

•	The Company closed fiscal 2013 with $119.0 million in cash, cash equivalents and short-term investments and no bank debt on the balance sheet; and

[3]	Effective May 28, 2013, the first business day of the Company’s 2014 fiscal year, Mr. Murray resigned the position of Chief Executive Officer. He continues to be employed by the Company and serves as the Company’s Executive Chairman of the Board of Directors.
[4]	Effective May 28, 2013, the first business day of the Company’s 2014 fiscal year, Mr. Cherbak was appointed to succeed Mr. Murray as the Company’s new Chief Executive Officer and President.
[5]	See page 35 of Resources Connection, Inc.’s Annual Report on Form 10-K, filed with the SEC on July 22, 2013, for a discussion of the adjustments made and a reconciliation of those adjustments to net income (loss), the most directly comparable GAAP financial measure, to compute Adjusted EBITDA.
[6]	Adjusted EBITDA Margin consists of Adjusted EBITDA divided by revenue.

•

In the first quarter of fiscal 2013, the Board increased the dividend payable to stockholders from $0.05 per share quarterly to $0.06 per share quarterly ($0.24 per share annually). In July 2013, the Board approved an increase in the dividend to $0.07 per share quarterly ($0.28 per share annually).

In making its executive compensation decisions, the Compensation Committee also considered the challenges encountered by the Company’s various business units during the year, including the competitive pressure on gross margin experienced in certain geographies, the difficult global business environment for project-based professional services, as well as the decline in demand for the restructuring and bankruptcy services of our subsidiary, Sitrick Brincko Group, LLC.

Highlights of the executive compensation program for fiscal 2013 include:

•	Base Salaries. Base pay for NEOs remained frozen at fiscal 2010 levels.

•

Annual Incentives.    Our Executive Incentive Plan (“EIP”) reflects a pay-for-performance culture. While we returned $43.7 million to our stockholders through our share repurchase and dividend programs, the Company did not achieve the Revenue and Adjusted EBITDA targets set for the fiscal 2013 EIP or increase share value or gross margin performance to the full extent that management believed possible. Accordingly, the Compensation Committee awarded NEO bonuses that reflected declines ranging from 1% to 36% from fiscal 2012 bonus levels.

•	Long-Term Incentives. In light of the diminishing pool of stock available for new award grants under our 2004 Performance Incentive Plan, no equity incentives were awarded to our NEOs in fiscal 2013.

•

Stock Ownership Guidelines.    To help focus our NEOs on long-term stockholder value, we have adopted guidelines requiring our NEOs to own a significant amount of the Company’s stock. See “Stock Ownership Guidelines for NEOs” below.

Compensation Governance

The Board appoints each executive officer of the Company. The Compensation Committee is conferred with the responsibility of setting the compensation of our NEOs based on the recommendations of the Chief Executive Officer (with respect to NEOs other than himself). The Compensation Committee has sole authority to determine the compensation of our Chief Executive Officer. See “Board of Directors — Compensation Committee” above for a discussion of the powers and responsibilities of the Compensation Committee and the role that our Chairman and Chief Executive Officer plays in compensation decisions.

Compensation Philosophy

Our compensation philosophy is to deliver NEO compensation that will allow us to attract and retain highly qualified executives while maintaining a strong relationship between executive pay and Company performance. In a professional services business, we believe talent is the Company’s “critical” asset. The Company must maintain a compensation program that allows us to compete against public and private firms for exceptional talent around the globe utilizing an appropriate mix of cash and equity reward elements. In structuring our current executive compensation programs, we are guided by the following principles:

•

“At Risk” Compensation.    A significant portion of each executive’s compensation should be “at risk” and tied to the Company’s attainment of our annual and long-term financial and business objectives, including retaining our team-oriented culture.

•

Competitive Compensation.    The Company’s executive compensation programs should provide a fair and competitive compensation opportunity that enables us to attract and retain superior executive talent in the global market.

•

Alignment with Stockholder Interests.    Executive compensation should be structured to include variable elements that link executives’ financial reward to stockholder return, and executive stock ownership should be encouraged.

We have implemented the pay for performance philosophy through the following program design.

Compensation Program Design

While embracing the Company’s compensation philosophy, the Compensation Committee has designed the executive compensation programs to achieve the following objectives: (1) serve to reinforce the Company’s goals and business objectives, with an eye toward longer-term prosperity and success; (2) pay for performance in a manner that supports growth and innovation without encouraging excessive risk; (3) align the interests of management and stockholders by weighting a significant portion of total reward opportunities on long-term performance awards; (4) allow the Company to attract, retain and motivate key executives by providing competitive compensation with an appropriate mix of fixed and variable elements; and (5) appreciate the culture of the Company in recognizing and supporting outstanding team-based performance and behaviors that demonstrate our core values of TIEL: Talent, Integrity, Enthusiasm and Loyalty. As described in more detail below, the material elements of our current executive compensation programs for NEOs include a base salary; an annual, cash-based incentive compensation opportunity; a long-term equity incentive opportunity and potential severance, and other benefits payable in connection with a termination of employment or change in control. We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives, as illustrated by the table below:

Compensation Element	Compensation Objectives Designed to be Achieved
Base Salary	• Attract, motivate, reward and retain high-caliber talent
Annual Cash-Based Incentive Compensation Opportunity	• Directly link pay to performance • Incentivize creation of stockholder value • Attract, motivate, reward and retain high-caliber talent
Long-Term Equity Incentives	• Incentivize creation of stockholder value
• Directly link pay to performance
• Attract, motivate, reward and retain high-caliber talent
Severance and Other Benefits Potentially Payable Upon Termination of Employment or a Change in Control	• Attract, motivate, reward and retain high-caliber talent

Use of Compensation Consultant

During fiscal 2013, the Compensation Committee did not engage an independent compensation consultant. Pursuant to its charter, the Compensation Committee has the authority in its sole discretion to retain an independent consultant as it deems appropriate and necessary. The Compensation Committee did not make significant changes to the compensation program design during the fiscal year and, therefore, determined it was not in the best interests of the Company, nor necessary, to incur the additional costs of engaging such services for fiscal 2013. However, in order to assist the Compensation Committee in conducting its annual review of peer group and other relevant data, the Company subscribed to the services of ISS Governance Analytics, a web-based provider of executive compensation benchmarking, data and analytics. ISS’s Governance Analytics relevant data included executive compensation information for comparable executives at the companies noted in “Use of Peer Group Data” below. The Compensation Committee used this data generally to assist in its decision making process.

Use of Peer Group Data

The individual compensation elements of our program are intended to create a total compensation package for each NEO that we believe achieves our compensation objectives and provides competitive compensation opportunities relative to companies in our comparative peer group.

In fiscal 2013, as is its annual practice, the Compensation Committee reviewed the composition of the Company’s peer group to help ensure its alignment with the Company’s size, practice areas, business model delivery and geographic reach. The Compensation Committee reviews the composition of the peer group each year and approves any change to the peer group. After a review of both our peers in the marketplace and those that major advisory firms, such as ISS and Glass Lewis include in our services sector peer group in setting our peer group used for fiscal 2013 executive compensation decisions, the Compensation Committee felt that no changes to the peer group were necessary and that the companies that constituted our peer group for our fiscal 2012 executive compensation decisions would continue to be used as the peer group for our fiscal 2013 executive compensation decisions. This peer group consisted of the following eleven professional services companies and we believe reflects the competitive landscape in which the Company operates and acquires talent.

Peer Group Companies

Advisory Board Co.	Corporate Executive Board Co.	CRA International, Inc.
FTI Consulting, Inc.	Heidrick & Struggles International	Hudson Global, Inc.
Huron Consulting Group Inc.	ICF International, Inc.	KForce, Inc.
Korn/Ferry International	Navigant Consulting, Inc.

The chart below contains information on revenues, market capitalization and employee headcount for our named peer group. 7

Company Name	Performance Data Date	Revenue ($MM)	Market Cap ($MM)	Number Of Employees
CRA International, Inc.	12/31/2012	264.4	190.4	625
FTI Consulting, Inc.	12/31/2012	1,588.8	1,271.0	3,915
Heidrick & Struggles International, Inc.	12/31/2012	460.1	250.8	1,469
Hudson Global, Inc.	12/31/2012	742.7	131.8	2,000
Huron Consulting Group Inc.	12/31/2012	708.7	839.2	2,283
ICF International, Inc.	12/31/2012	943.4	464.1	4,500
Kforce, Inc.	12/31/2012	1,079.8	471.1	2,500
Korn/Ferry International	4/30/2013	818.7	776.6	3,272
Navigant Consulting, Inc.	12/31/2012	852.8	585.1	2,853
Resources Connection, Inc.	5/31/2013	556.3	435.2	2,915
The Advisory Board Company	3/31/2013	450.8	1,716.9	2,400
The Corporate Executive Board Company	12/31/2012	701.6	1,728.3	3,400

In addition to the peer group data, the Compensation Committee also reviews summary statistical information from survey data about general industry practices in private companies and partnerships with which we compete for talent. In reviewing this information, the Compensation Committee does not focus on any one company included in the surveys to make its decisions. Our compensation evaluation process generally involves comparing the base salaries, annual incentive compensation opportunities, total cash compensation and long-term equity incentive opportunities provided to our NEOs to similar compensation opportunities provided to comparable executives at our peer group companies as determined by the information from ISS Governance Analytics and other publicly-available sources. Although these benchmarks and other data represent useful background, the Compensation Committee exercises its judgment and discretion in setting individual executive compensation packages. This data is used by the Compensation Committee, not to set specific targets vis-à-vis peer company executives, but to assess as background data in determining what it considers in its judgment to be fair and reasonable pay practices for our NEOs. Our Company operates what we believe is a unique compensation program that reinforces a team-based culture and rewards NEOs more for company and team-based results than particular individual achievements.

Role of Stockholder Say-on-Pay Votes

The Company’s stockholders are provided with an opportunity to cast an annual advisory vote on the Company’s executive compensation program through the say-on-pay proposal. At the Company’s annual

[7]	The information contained in the chart was obtained from ISS Governance Analytics.

meeting of stockholders held in October 2012, approximately 87% of the votes cast supported the Company’s say-on-pay proposal. The Compensation Committee believes this strong result affirms stockholders’ support of the Company’s approach to its executive compensation program. The Compensation Committee did not change its approach to executive compensation for fiscal 2013 or program design (other than, as noted previously and discussed below, it did not grant equity awards to the NEOs in fiscal 2013 because of the relatively small pool of shares that remained available for new award grants under our 2004 Performance Incentive Plan) and believes the program in place, as in prior years, includes a number of features that further the goals of the Company’s executive compensation program and reflect current best practices. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay proposals when making future compensation decisions for the NEOs.

Elements of Pay for Named Executive Officers

Base Salary

The Compensation Committee generally reviews the base salary paid to each NEO on an annual basis. Under the NEO’s employment agreement, the Compensation Committee may increase the NEO’s then current base salary based on its review, but it may not reduce the base salary level.

In determining whether base salary increases for fiscal 2013 for the NEOs were appropriate, we considered the base salary levels of other employees within the Company, each NEO’s length of service, our general financial performance and growth, and the base salaries and total cash compensation earned by comparable executives at our peer group companies (based on their published data). Based upon the foregoing, the Compensation Committee determined the following:

•	No NEO received a base salary increase in fiscal 2013; and

•	Base salary for Mr. Murray was below the median paid to chief executive officers of the peer group.

Column (c) of the “Summary Compensation Table — Fiscal 2013” in the “Executive Compensation Tables for Fiscal 2013” section below shows the base salary paid to each NEO for fiscal 2013.

Annual Incentive Compensation

The Compensation Committee established an executive incentive bonus plan (“EIP”) for fiscal 2013 in which the NEOs were eligible to participate. In summary, the EIP sets forth each NEO’s target annual incentive compensation opportunity and the overall bonus structure and mechanics used to determine the NEO’s incentive cash award for the fiscal year. The Compensation Committee made no substantive changes to the annual incentive compensation plan design from fiscal 2012 to fiscal 2013, other than setting performance targets for the quantitative measures — Revenue and Adjusted EBITDA — in the EIP.

More specifically, under the EIP, each NEO’s annual incentive compensation opportunity has a quantitative component and a discretionary component. The quantitative component constitutes 60% of each NEO’s target annual incentive compensation opportunity and is determined based on the Company’s Revenue and Adjusted EBITDA results for the fiscal year as compared with performance targets established by the Compensation Committee at the beginning of the fiscal year. The Adjusted EBITDA measure is our earnings before interest, taxes, depreciation, amortization, stock-based compensation expense and contingent consideration adjustments. The Compensation Committee selected these performance measures for the EIP because it believes they are closely correlated to our annual business objectives and growth in stockholder value, and are straightforward to administer, understand and communicate.

For fiscal 2013, the Compensation Committee made the following decisions:

•	Mr. Murray’s fiscal 2013 target annual incentive compensation opportunity was set at 100% of his base salary, and his maximum incentive compensation opportunity was set at 225% of his base salary.

•

The fiscal 2013 target annual incentive compensation opportunities for the other NEOs were set at 75% of their respective base salaries, while their maximum incentive compensation opportunities were equal to 150% of their respective base salaries.

•	Mr. Murray’s higher percentage is reflective of his overall responsibilities for the operation and results of the Company.

•	The target and maximum award percentages set in the 2013 EIP for each NEO were not changed from the 2012 EIP levels.

The Compensation Committee determined in its discretion that these levels provided for fair and competitive rewards to the NEOs after reviewing historical data regarding the peer group companies and using its own subjective judgment and knowledge of the industry’s pay practices.

Pursuant to the terms of the EIP, the Company must achieve at least 75% of the Revenue performance target for the NEOs to receive any payment in respect of this quantitative component of their annual incentive compensation opportunity. If the Revenue performance threshold is achieved, the first 50% of the quantitative component will become payable based on the Company’s revenue for the fiscal year. If the Adjusted EBITDA performance threshold is achieved, the other 50% of the quantitative component will become payable based on the Company’s Adjusted EBITDA results for the fiscal year. For each quantitative performance measure, a threshold payment will be made at Company performance levels equal to 75% of the target performance level amount, the target payment will be made if the Company achieves the target performance level and the maximum payment will be made if the Company achieves performance levels equal to 140% or more of the target performance levels. For each performance measure, the threshold payout is equal to 30% of the target annual incentive compensation opportunity attributable to the performance measure, the target payout is equal to 100% of such target amount attributable to the performance measure, and the maximum payout is equal to 225% of the target amount attributable to the performance measure for Mr. Murray and 200% for Ms. Duchene, Mr. Cherbak and Mr. Franke. The amounts payable for performance levels in between the threshold, target and maximum performance levels are determined based on a straight line interpolation. The Compensation Committee set each NEO’s target and maximum annual incentive compensation opportunity for fiscal 2013 as a percentage of his or her base salary. The NEO’s target and maximum bonus percentages were generally determined by the Compensation Committee in its discretion based on its subjective assessment of several factors, including comparable bonus opportunities in effect for comparable executives at our peer group companies (based on their published data), total cash compensation and equity awards earned by comparable executives at our peer group companies (based on their published data), internal comparability with percentage targets of other executives within the Company, and the Company’s objective of creating appropriate at-risk incentives to reinforce our team-based management culture and maximize stockholder value.

The following table sets forth the target performance levels established by the Compensation Committee for the EIP for fiscal 2013. As shown in the table, the Company did not achieve either the Revenue or Adjusted EBITDA target for fiscal 2013, but we did achieve the 75% threshold performance level for each metric. The amounts paid to each NEO in respect of the quantitative component of his or her annual incentive compensation opportunity are presented in column (g) of the “Summary Compensation Table Fiscal 2013” below.

Metric Definition	Target	Fiscal 2013 Actual Results	Actual Payout Percentage Achieved
Revenue	$617,500,000	$556,300,000	90%
Adjusted EBITDA	$62,200,000	$53,200,000	86%

The remaining 40% of each NEO’s target annual incentive compensation opportunity is determined based on qualitative measures determined by the Compensation Committee in its discretion. Such factors generally include the Compensation Committee’s subjective assessment of the Company’s financial performance for the year as a whole (as opposed to the quantitative performance component which measures performance against pre-established targets), the individual NEO’s performance for the year, whether any NEO completed any special projects or transactions during the year and other qualitative team-based performance assessments. The Company believes this mix of predominantly quantitative components coupled with a smaller discretionary component provides appropriate incentives to achieve pre-established goals while giving the Compensation Committee some flexibility to reward other achievements.

For fiscal 2013, the Compensation Committee based its discretionary component determination for the NEOs on its subjective assessment of the Company’s financial performance, including management of operating costs, cash flow, profitability and gross margins; client service performance, including, client retention, client penetration and continuity, expansion of global accounts and strategic business model expansion; and human resources management, including, employee retention, development and growth of leadership and management skills, and effective team stewardship of the Company’s culture. These factors did not include any specific, objective goals, and there was no specific weighting of the particular factors. The considerations for the fiscal 2013 executive incentive bonus plan awards included the following:

•

The Company closed fiscal 2013 with $119.0 million in cash, cash equivalents and short-term investments and no bank debt on the balance sheet, on top of the return of approximately $43.7 million to stockholders during the year;

•	We achieved revenue of $556.3 million for fiscal 2013;

•	We achieved Adjusted EBITDA of $53.2 million for fiscal 2013;

•	We reduced our SG&A expenses by 2% from fiscal 2012 to fiscal 2013;

•	In a challenging economic environment, the Company incurred no significant receivable write-offs;

•	The Company achieved 100% retention of its top 50 clients during fiscal 2013;

•	The Company increased its quarterly dividend during the first quarter of fiscal 2013 to $0.06 per share, which was increased 17% to $0.07 per share in July 2013;

•

The Company retained all key executives and field operations management in the face of the difficult economy which the Compensation Committee determined would help provide a stable platform for the Company’s future; and

•

The Company completed a successful successional planning transition with Mr. Murray moving to an Executive Chairman role and Mr. Cherbak receiving a promotion to the role of Chief Executive Officer and President.

Based upon all of the foregoing, including a subjective assessment of those achievements as well as general competitive compensation practices, the Compensation Committee decided the following for fiscal 2013:

•

Although the Compensation Committee noted the achievements listed above, the Compensation Committee determined that the Company did not increase share value to the full extent management believed possible. Accordingly, after taking into account the bonuses to be paid to the NEOs under the quantitative component of the EIP, the Compensation Committee decided to award bonuses at less than the maximum discretionary award.

•	The discretionary award for fiscal 2013 determined by the Compensation Committee for Mr. Murray amounted to 39% of his base salary.

•	The discretionary award for fiscal 2013 determined by the Compensation Committee for Ms. Duchene and Mr. Franke amounted to approximately 45% of their respective base salaries.

•

The discretionary award for fiscal 2013 determined by the Compensation Committee for Mr. Cherbak amounted to approximately 56% of his base salary. This award reflected the additional duties, oversight and responsibilities undertaken by Mr. Cherbak as part of the planned succession event.

The amounts paid to each NEO in respect of the discretionary component of his or her annual incentive compensation opportunity are presented in column (d) of the “Summary Compensation Table — Fiscal 2013” below.

As evidenced by the compensation paid to the NEOs for fiscal 2013 as compared to peer group data, the Company’s pay practices bear out its philosophy that significant cash compensation for the NEOs is “at risk” — tied to not only the Company’s attainment of its annual financial and business objectives but also those of its stockholders.

Long-Term Incentive Awards

The Company’s view is that the NEOs’ long-term compensation should be directly linked to the value provided to our stockholders. The NEOs’ long-term compensation is currently awarded in the form of nonqualified stock options having an exercise price equal to the closing price of the Company’s common stock on the grant date. Stock options are our preferred form of equity award because the options will not have any value unless the shares of the Company’s common stock appreciate in value following the grant date. If the stock price does not appreciate, the executive does not realize any value from the option. This vehicle is directly tied to stockholder return. We believe that as a 17-year old company, continuing to build a global footprint, we have significant growth ahead of us. As such, we believe that stock options — which only convey real value with share price appreciation — continue to be the most appropriate equity vehicle to use in our reward programs to align executive and stockholder interests.

Stock option grants to our NEOs typically vest in a series of installments over a four-year vesting period. We believe this four-year vesting period provides an incentive for the NEOs to remain in our employ, and also focuses the NEOs on the long-term performance and business objectives of the Company for the benefit of our stockholders. We believe the four-year vesting period is consistent with compensation practices in the market generally and strikes an appropriate balance between the interests of the Company, our stockholders and the individual NEOs in terms of the incentive, value creation and compensatory aspects of these equity awards.

The size of equity award granted to each of our NEOs is a subjective decision made by the Compensation Committee in the exercise of its business judgment. In making this determination, the Compensation Committee considers its general assessment of the Company’s revenue achievement and return on equity, client retention, Company morale, success in developing a productive management team, corporate governance, performance and risk management. The Compensation Committee also takes into account the total cash compensation paid to the NEOs in our immediately preceding fiscal year, the number and value of options previously granted to the NEOs, dilution effects on our stockholders, the need to make sure that an appropriate number of shares would be available for option awards to less-senior employees, the number and value of long-term equity awards made to comparable executives at our peer group companies (based on their published data), and the goal of providing the NEOs with total long-term equity compensation and total compensation amounts that we think are appropriate and competitive. We believe the size of each NEO’s stock option award is consistent with our compensation objectives of paying for performance and putting a significant portion of the NEOs’ total compensation “at risk.”

The Compensation Committee decided not to make any equity awards to NEOs in fiscal 2013 in order to preserve the pool of shares remaining available for new award grants under our 2004 Performance Incentive Plan. While equity normally plays a significant part of the Company’s executive compensation program, for fiscal 2013, the Compensation Committee felt that preserving the remaining share pool available for new award grants under the 2004 Performance Incentive Plan was a higher priority than accomplishing the goals normally associated with the equity awards.

The Board and management fully support the pay for performance principle advocated by ISS, Glass Lewis and other advisory services, and that principle has long been the cornerstone of our executive compensation program. Our Board and management are fully committed to increasing earnings per share thereby positioning the Company to increase dividends in the future and create an environment for improved stockholder returns.

Perquisites

During fiscal 2013, the NEOs were eligible to participate in the Company’s retirement, and health and welfare programs that are generally available to other employees in the Company. In addition, our NEOs received a modest automobile allowance or car expense reimbursement. The Compensation Committee believes these modest perquisites are consistent with competitive practices and help us attract and retain talent.

Change In Control and Severance Benefits

Employment Agreements.    The Company believes that severance protections can play a valuable role in attracting and retaining high caliber talent. In the competitive professional services industry in which we operate, where executives are commonly being recruited by both more established companies and by start-up ventures, severance and other termination benefits are an effective way to offer executives financial security to offset the risk of accepting an opportunity with another company. Pursuant to their employment agreements in effect during fiscal 2013, each of the NEOs would be entitled to severance payments if the executive’s employment was terminated by the Company without cause or by the executive for good reason. Because we believe that a termination by an executive for good reason (or constructive termination) is conceptually the same as an actual termination by the Company without cause, we believe it is appropriate to provide severance benefits following such constructive termination of the executive’s employment. The level of the Chief Executive Officer’s severance benefits differs from the other NEOs because of the scope and responsibility of the position and the competitive pay practices for such a role. The other NEOs’ severance benefits are generally the result of negotiations with the group in 2008 as the Company sought to provide consistent packages with our objective of utilizing severance benefits to attract and retain team-oriented executives. We generally provide each NEO with amounts and types of severance benefits that we believe are reasonable and will permit us to attract and/or continue to employ the individual NEO.

Under the NEOs’ employment agreements entered into in 2008 and which continued in effect during fiscal 2013, each executive would be entitled to reimbursement for the full amount of any excise taxes imposed on his or her severance benefits and any other payments under Section 4999 of the Internal Revenue Code. We provide the NEOs with a “gross-up” for any parachute payment excise taxes that may be imposed because we determined the appropriate level of the executives’ severance protections without factoring in the adverse tax effects that may result under Section 4999 of the Internal Revenue Code. The excise tax gross-up is intended to make the executive whole for any adverse tax consequences that he or she may become subject to under Section 4999 of the Internal Revenue Code, and to preserve the level of his or her severance protections that we have determined to be appropriate. Mr. Cherbak’s new employment agreement (which became effective in May 2013) does not provide for a tax “gross-up” payment; the tax “gross-up” provision in Mr. Cherbak’s prior employment agreement with the Company was eliminated. The Company will no long include tax “gross-up” provisions in any new executive employment agreement for excise taxes triggered in connection with a change in control of the Company. The NEOs’ employment agreements are described in further detail in the narrative following the “Description of Employment Agreements — Cash Compensation Grants” section and in the “Potential Payments upon Termination or Change in Control” section below.

Stock Ownership Guidelines for NEOs

On July 25, 2013, the Board approved the following amendment to the stock ownership guidelines for the Company’s NEOs.

•	The Executive Chairman should own the Company’s common stock equal in value to the lesser of three times base salary or 100,000 shares.

•	The Chief Executive Officer should own Company common stock equal in value to the lesser of three times base salary or 100,000 shares.

•	All other NEOs should own Company common stock equal in value to the lesser of two times base salary or 20,000 shares.

Stock that counts towards satisfaction of the ownership guidelines includes:

•	Shares of common stock beneficially held, either directly or indirectly;

•	Restricted stock issues and held whether vested or unvested; and

•	Shares of common stock held following the exercise of a stock option or payment of other equity award.

All executive officers covered by these guidelines should satisfy the applicable share ownership guidelines within five years of first becoming subject to them. If a covered individual’s guideline level of ownership changes as a result of a change in position or compensation, the individual should satisfy the applicable guidelines within a five-year period beginning in January following the year of such change.

	Guideline Shares	Current Shares	Guideline Value	Value as of the Record Date
Donald B. Murray	100,000	1,269,576	$1,749,000	$16,022,049
Executive Chairman

Anthony Cherbak	100,000	34,200	$1,749,000	$431,064
President and Chief Executive Officer

Kate W. Duchene	20,000	72,814	$660,000	$918,913
Executive Vice President of Human Resources and Chief Legal Officer

Nathan W. Franke	20,000	12,444	$660,000	$157,043
Executive Vice President and Chief Financial Officer

Insider Trading Policy Summary

The Company’s directors, officers and employees worldwide annually acknowledge the Company’s Insider Trading Policy which advises that if the director, officer or employee is in possession of material, non-public information relating to Resources Connection, it is Resources Connection’s policy that neither the director, officer or employee, nor any person related, may buy or sell securities of Resources Connection or engage in any other action to take advantage of, or pass on to others, that information. This policy also applies to trading in the securities of any other company, including our customers or suppliers, if the director, officer or employee has material, non-public information about that company which was obtained in the course of his or her employment with Resources or Board membership. The Board expects to update this policy when regulations regarding prohibited hedging transactions are implemented by the SEC.

Tax Deductibility of Executive Compensation

Under current Internal Revenue Service guidance, Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any year to the corporation’s chief executive officer and certain of its other executive officers. However, Section 162(m) exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. As one of the factors in its consideration of compensation matters, the Compensation Committee considers the anticipated tax treatment to the Company and to the executives of various payments and benefits. To the extent reasonably practicable and consistent with our compensation objectives, the Compensation Committee will generally take action to qualify executive compensation as performance-based under Section 162(m), except in those cases in which the Compensation Committee believes stockholder interests are best served by retaining flexibility. However, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible. We have intended to structure certain quantitative portions of our cash-based incentive compensation and our stock option grants to the Company’s executive officers under the 2004 Plan as qualifying performance-based compensation for Section 162(m) purposes. However, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Company’s efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

The following report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed with the SEC under the Securities Act or the Exchange Act or incorporated by reference in any document so filed.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and our discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Jolene Sarkis, Chairperson

Neil Dimick

A. Robert Pisano

Michael Wargotz

COMPENSATION COMMITTEE

INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee members whose names appear on the Compensation Committee Report above served as members of the Compensation Committee for all of fiscal 2013. No member of the Compensation Committee at any time during the 2013 fiscal year was an executive officer or employee of the Company during or prior to the 2013 fiscal year, or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during fiscal 2013.

EXECUTIVE COMPENSATION TABLES FOR FISCAL 2013

Summary Compensation Table — Fiscal 2013

The following table presents information regarding compensation of our NEOs for services rendered during fiscal 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Donald B. Murray	2013	583,000	225,000	-0-	-0-	229,820	-0-	22,500	1,060,320
Chief Executive Officer	2012	583,000	341,000	-0-	448,488	369,415	-0-	22,350	1,764,253
	2011	583,000	262,350	-0-	784,845	497,953	-0-	22,350	2,150,498
Anthony Cherbak	2013	400,000	225,000	-0-	-0-	118,260	-0-	22,500	765,760
President and Chief Operating Officer	2012	400,000	159,294	-0-	298,992	185,706	-0-	22,350	1,066,342
	2011	400,000	120,000	-0-	523,230	240,954	-0-	22,350	1,306,534
Kate W. Duchene	2013	330,000	150,000	-0-	-0-	97,565	-0-	22,500	600,065
Executive Vice President of Human Resources, Chief Legal Officer and Secretary	2012	330,000	138,792	-0-	174,412	153,208	-0-	21,855	818,267
	2011	330,000	100,000	-0-	305,218	198,788	-0-	22,350	956,356

Nathan W. Franke	2013	330,000	150,000	-0-	-0-	97,565	-0-	22,500	600,065
Executive Vice President and Chief Financial Officer	2012	330,000	148,792	-0-	174,412	153,208	-0-	22,350	828,762
	2011	330,000	100,000	-0-	305,218	198,788	-0-	22,350	956,356

(1)	The amounts reported in column (d) above represent amounts earned in respect of the discretionary component of the NEOs’ annual incentive compensation opportunity for the applicable fiscal year, as described in more detail in the “Compensation Discussion and Analysis” section above under the heading, “Elements of Pay for Named Executive Officers — Annual Incentive Compensation.” Such earned amounts are paid in the fiscal year following the fiscal year in which they were earned.

(2)	The amounts reported in columns (f) of the table above for fiscal 2013 reflect the fair value on the grant date of the option awards granted to our NEOs. These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company’s financial statements. For a discussion of the assumptions and methodologies used to value the awards reported in column (f), please see (i) the discussion of option awards contained in Note 14 (Stock Based Compensation Plans) to the Company’s Consolidated Financial Statements, included as part of the Company’s Annual Report on Form 10-K for the fiscal year ended May, 25, 2013, and (ii) similar Stock Based Compensation Plan notes contained in the Company’s Consolidated Financial Statements filed on Form 10-K for prior fiscal years as to the option awards granted in those years.

(3)	The amounts reported in column (g) above represent amounts earned in respect of the quantitative component of the NEOs’ annual incentive compensation opportunity for the applicable fiscal year, as described in more detail in the “Compensation Discussion and Analysis” section above under the heading, “Elements of Pay for Named Executive Officers — Annual Incentive Compensation.” Such earned amounts are paid in the fiscal year following the fiscal year in which they were earned.

(4)	The amounts reported for fiscal 2013 in column (i) for Mr. Murray, Mr. Cherbak, Ms. Duchene and Mr. Franke include an automobile allowance of $15,000 and a matching contribution under the Company’s 401(k) plan of $7,500.

The “Summary Compensation Table — Fiscal 2013” above quantifies the value of the different forms of compensation earned by or awarded to our NEOs during the applicable fiscal years. The primary elements of each NEO’s total compensation reported in the table are base salary, an annual incentive compensation opportunity (which has both a discretionary component and a quantitative component) and long-term equity incentives consisting of non-qualified stock options. NEOs also received the other benefits listed in column (i) of the “Summary Compensation Table — Fiscal 2013”, as further described in footnote (4).

The “Summary Compensation Table — Fiscal 2013” should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of each NEO’s employment agreement and base salary and the discretionary component of his or her annual incentive compensation opportunity is provided immediately following this paragraph. The “Grants of Plan-Based Awards Table” and the description of the material terms of the quantitative component of NEOs’ annual incentive compensation opportunities that follows it, provide information regarding incentive bonus opportunities awarded to the NEOs for fiscal 2013. The “Outstanding Equity Awards at Fiscal Year-End Table” and “Option Exercises and Stock Vested in Fiscal 2013 Table” provide further information on the NEOs’ potential realizable value and actual value realized with respect to their equity awards. The discussion of the potential payments due upon a termination of employment or change in control that follows is intended to further explain the potential future payments that are, or may become, payable to our NEOs under certain circumstances.

Description of Employment Agreements — Cash Compensation

We have entered into employment agreements with each of the NEOs. The salary and bonus terms of each agreement are briefly described below. Provisions of these agreements relating to outstanding equity incentive awards and post-termination of employment benefits are discussed below under the applicable sections of this Proxy Statement.

Donald B. Murray.    On June 1, 2008, we entered into an amended and restated employment agreement with Mr. Murray. The amended employment agreement provides for a term expiring March 31, 2009, with the term thereafter being extended for one year on each April 1 (commencing with April 1, 2009) unless either party provides notice that the term will not be extended. The agreement provides that Mr. Murray will receive an annualized base salary of $550,000, subject to annual review by the Board of Directors. Based on its review, the Board of Directors has discretion to increase (but not reduce) the base salary each year. The agreement also provides for Mr. Murray to participate in any annual incentive plans maintained by the Company for its global senior management executives generally. In addition, the agreement provides that Mr. Murray is entitled to participate in any retirement, health and welfare and other fringe benefit plans and programs maintained by the Company for its global senior management executives generally. Mr. Murray’s current annual salary, as set by the Board of Directors, is $583,000. On April 23, 2013, Mr. Murray notified the Board of Directors of his agreement to transition his title and responsibilities as Chief Executive Officer to Anthony Cherbak effective May 28, 2013 in connection with the Company’s planned executive succession. All other terms of his employment agreement, dated June 1, 2008, continue in effect.

Anthony Cherbak.    On April 23, 2013, as part of the Company’s planned executive succession, we entered into a new employment agreement with Mr. Cherbak, superseding and replacing, in its entirety, the prior employment agreement Mr. Cherbak entered into with the Company dated July 17, 2008. The agreement provides for a three-year term of employment commencing on May 28, 2013 and ending with the close of business on the last day of the Company’s fiscal year 2016, with the term automatically being extended for one year on each May 28 (commencing with May 28, 2015) unless either party provides notice that the term will not be extended. The agreement provides for Mr. Cherbak to receive an annualized base salary of $583,000, subject to annual review by the Board of Directors. Based on its review, the Board of Directors has the discretion to increase (but not reduce) the base salary each year. The agreement also provides for Mr. Cherbak to participate in any annual incentive plans maintained by the Company for its global senior management executives generally. In addition, the agreement provides that Mr. Cherbak is entitled to participate in any retirement, health and welfare and other fringe benefit plans and programs maintained by the Company for its global senior management executives generally. Mr. Cherbak’s current annual base salary remains at the $583,000 level provided for in the agreement.

Mr. Cherbak’s prior employment agreement with the Company, which was in effect during fiscal 2013 and before the May 2013 effective date of his new employment agreement, was in substantially the same form as the Company’s employment agreements with Ms. Duchene and Mr. Franke (as described below) except that Mr. Cherbak’s minimum required annual base salary level under his prior employment agreement was $400,000.

Kate W. Duchene and Nathan W. Franke.    On July 17, 2008, we entered into employment agreements with Ms. Duchene and Mr. Franke. Each of these agreements provides for a three-year term of employment expiring July 31, 2011, with the term automatically being extended for one year on each August 1 (commencing with August 1, 2011) unless either party provides notice that the term will not be extended. The agreement with Ms. Duchene provides for her to receive an annualized base salary of $318,000, and the agreement with Mr. Franke provides for him to receive an annualized base salary of $300,000, subject to annual review by the Board of Directors. The Chief Executive Officer, in consultation with the Board of Directors, has discretion to increase (but not reduce) the executive’s base salary each year. Each agreement also provides for the executive to participate in any annual incentive plans maintained by the Company for its global senior management executives generally. In addition, each agreement provides that the executive is entitled to participate in any retirement, health and welfare and other fringe benefit plans and programs maintained by the Company for its global senior management executives generally. The current annual base salary for Ms. Duchene and Mr. Franke is $330,000 and $330,000, respectively.

Grants of Plan-Based Awards in Fiscal 2013

The following table presents information regarding potential threshold, target and maximum amounts payable in respect of the quantitative component of the NEOs’ annual incentive compensation opportunity for fiscal 2013. The material terms of each of these compensation opportunities are described below and in the “Compensation Discussion and Analysis” section above. We did not grant stock or option awards to our NEOs in fiscal 2013.

		Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum $
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Donald B. Murray		104,940	349,800	787,050	—
Anthony Cherbak		54,000	180,000	360,000	—
Kate W. Duchene		44,550	148,500	297,000	—
Nathan W. Franke		44,550	148,500	297,000	—

(1)	Amounts reported represent the potential amounts payable for fiscal 2013 in respect of the quantitative component of the NEOs’ annual incentive compensation opportunity at threshold, target and maximum performance levels. The actual amounts payable to each NEO for fiscal 2013 in respect of this component of his or her annual incentive compensation opportunity are reported in column (g) (Non-Equity Incentive Plan Compensation) of the “Summary Compensation Table — Fiscal 2013” above.

Description of Plan-Based Awards

For information on the non-equity incentive plan awards granted to our NEOs for fiscal 2013, please see the discussion in the “Compensation Discussion and Analysis” section above under the heading “Elements of Pay for Named Executive Officers — Annual Incentive Compensation.”

Outstanding Equity Awards at Fiscal Year-End Table

The following table presents information regarding the outstanding equity awards held by each NEO as of May 25, 2013, the end of fiscal 2013.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
(a)	(b)	(c)	(d)	(e)	(f)
Donald B. Murray	7/30/2003	75,000	0	$11.96	7/30/2013
	2/23/2004	150,000	0	$15.38	2/23/2014
	2/10/2005	75,000	0	$24.46	2/10/2015
	2/17/2006	75,000	0	$27.41	2/17/2016
	2/1/2007	67,500	0	$31.80	2/1/2017
	3/27/2008	33,750	0	$17.89	3/28/2018
	2/19/2009	90,000	0	$14.48	2/19/2019
	2/19/2010	67,500	22,500	$17.90	2/19/2020
	3/7/2011	45,000	45,000	$19.26	3/7/2021
	3/14/2012	22,500	67,500	$12.60	3/14/2022
Anthony Cherbak	7/1/2005	25,000	0	$23.49	7/1/2015
	2/1/2007	22,500	0	$31.80	2/1/2017
	3/27/2008	11,250	0	$17.89	3/28/2018
	2/19/2009	51,750	0	$14.48	2/19/2019
	2/19/2010	37,500	12,500	$17.90	2/19/2020
	3/7/2011	30,000	30,000	$19.26	3/7/2021
	3/14/2012	15,000	45,000	$12.60	3/14/2022
Kate W. Duchene	7/30/2003	25,000	0	$11.96	7/30/2013
	2/23/2004	50,000	0	$15.38	2/23/2014
	2/10/2005	25,000	0	$24.46	2/10/2015
	2/17/2006	25,000	0	$27.41	2/17/2016
	2/1/2007	22,500	0	$31.80	2/1/2017
	3/27/2008	11,250	0	$17.89	3/28/2018
	2/19/2009	49,500	0	$14.48	2/19/2019
	2/19/2010	26,250	8,750	$17.90	2/19/2020
	3/7/2011	17,500	17,500	$19.26	3/7/2021
	3/14/2012	8,750	26,250	$12.60	3/14/2022
Nathan W. Franke	1/2/2008	25,000	0	$17.55	1/2/2018
	2/19/2009	49,500	0	$14.48	2/19/2019
	2/19/2010	26,250	8,750	$17.90	2/19/2020
	3/7/2011	17,500	17,500	$19.26	3/7/2021
	3/14/2012	8,750	26,250	$12.60	3/14/2022

Subject to each NEO’s continued employment, these options are scheduled to become vested and exercisable over a four-year period, with one-fourth of each option grant becoming vested and exercisable on each of the first four anniversaries of the grant date of the option. The grant date of each option is included in the table above under column (b). All unexercised options expire ten years from the date of grant. As described in the “Potential Payments upon Termination or Change in Control” section below, all or a portion of each option grant may vest earlier in connection with certain change in control or other corporate transactions or certain terminations of employment.

Option Exercises and Stock Vested in Fiscal 2013

The following table presents information the amount realized upon the exercise of stock options by our NEOs during fiscal 2013. None of our NEOs held restricted stock that vested during fiscal 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Donald B. Murray	62,909	241,571	-0-	-0-
Anthony Cherbak	-0-	-0-	-0-	-0-
Kate W. Duchene	6,250	23,390	-0-	-0-
Nathan W. Franke	-0-	-0-	-0-	-0-

(1)	The dollar amounts shown for stock options in column (c) above are determined by multiplying (i) the number of shares of our common stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of our common stock on the exercise date and the exercise price of the options.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following section describes the benefits that may become payable to the NEOs in connection with certain terminations of their employment with the Company and/or a change in control of the Company. All such benefits will be paid or provided by the Company.

For purposes of this section, we have assumed that (i) the price per share of the Company’s common stock is equal to the closing price per share on May 24, 2013, (the last trading day of fiscal 2013), (ii) outstanding stock options are substituted or assumed in connection with certain change in control or other corporation transactions where the Company does not survive (or does not survive as a publicly-traded company), and the Compensation Committee does not exercise any discretion to otherwise accelerate the vesting of outstanding awards in connection with such an event, and (iii) the value of any stock options or shares of restricted stock are required to be accelerated pursuant to the terms of the award or the executive’s employment agreement is equal to the full value of such awards (i.e. the full closing price per share on May 24, 2013, the last trading day of fiscal 2013, for restricted stock awards) and, as to stock options, the difference between that closing price on May 24, 2013 and the exercise price of the options). In the event that outstanding stock options or restricted shares are not substituted or assumed in connection with certain corporate transactions where the Company does not survive (or does not survive as a publicly-traded company), these awards would generally become fully vested in advance of being terminated in connection with the transaction.

Severance Benefits in Effect at the End of Fiscal 2013

The following sections describe the severance and/or change in control benefits provided under each of the NEOs’ employment agreements as in effect at the end of fiscal 2013. Each of these agreements also includes post-termination confidentiality and non-solicitation covenants in favor of the Company.

Donald B. Murray

Termination Without Cause or for Good Reason; Non-Renewal of Agreement Term.    In the event that Mr. Murray’s employment is terminated by the Company without cause or by Mr. Murray for good reason (as such terms are defined in his employment agreement), or in the event that the Company elects not to extend the term of his employment agreement, Mr. Murray will be entitled to receive a lump sum payment equal to the sum of (1) three times his then current annual base salary rate plus (2) his target annual incentive compensation for the fiscal year in which the termination occurs. In addition, Mr. Murray will generally be entitled to continued participation in the Company’s group health insurance plans at the Company’s expense for up to three years following his termination of employment and full vesting of his then-outstanding and otherwise unvested stock options and restricted stock awards.

Death or Disability.    In the event that Mr. Murray’s employment terminates due to his death or disability, he (or his estate) will be entitled to receive a prorated portion of his target annual incentive compensation for the fiscal year in which the termination occurs. In addition, Mr. Murray would be entitled to full vesting of his then-outstanding and otherwise unvested equity-based awards.

Change in Control.    In the event that any of Mr. Murray’s payments or benefits would be subject to excise taxes under Section 4999 of the Internal Revenue Code, the Company will make a “gross-up” payment to put Mr. Murray in the same after-tax position as though such payments or benefits were not subject to such excise taxes.

Anthony Cherbak

Termination Without Cause or for Good Reason; Non-Renewal of Agreement Term.    In the event that Mr. Cherbak’s employment is terminated by the Company without cause or by Mr. Cherbak for good reason (as such terms are defined in the executive’s employment agreement), Mr. Cherbak will be entitled to receive a lump sum payment equal to three and one-half times his then current annual base salary rate plus any earned but unpaid annual bonus. In addition, Mr. Cherbak will generally be entitled to continued participation in the Company’s group health plans at the Company’s expense for up to two years following his termination of employment and full vesting of his or her then-outstanding and otherwise unvested stock options and restricted stock awards. In the event that the Company elects not to extend the term of Mr. Cherbak’s employment agreement, Mr. Cherbak would be entitled to the benefits set forth above except that the lump sum payment would equal two times his then current annual base salary rate. Mr. Cherbak’s right to receive any of these severance benefits is subject to the executive’s providing a release of claims to the Company.

Death or Disability.    In the event that Mr. Cherbak’s employment terminates due to his death or disability, Mr. Cherbak (or his estate) will be entitled to receive a lump sum cash payment equal to the sum of any accrued but unpaid base salary and a prorated portion of his target annual incentive compensation for the fiscal year in which the termination occurs. In addition, Mr. Cherbak would be entitled to full vesting of his then-outstanding and otherwise unvested equity-based awards, and, under the terms of Mr. Cherbak’s new employment agreement effective May 28, 2013, Mr. Cherbak (or his estate) would be would be entitled to a lump sum payment of one year’s base salary.

Change in Control.    If a change of control event (as such term is defined in the 2004 Plan) of the Company occurs, Mr. Cherbak would be entitled to full vesting of his then-outstanding and otherwise unvested equity-based awards. In the event that any of Mr. Cherbak’s payments or benefits would be subject to excise taxes under Section 4999 of the Internal Revenue Code, under Mr. Cherbak’s prior employment agreement in effect at the end of fiscal 2013, the Company would make a “gross-up” payment to Mr. Cherbak to put him in the same after-tax position as though such payments or benefits were not subject to such excise taxes. This tax “gross-up” provision was eliminated in Mr. Cherbak’s new employment agreement that took effect May 28, 2013.

Kate W. Duchene and Nathan W. Franke

Termination Without Cause or for Good Reason; Non-Renewal of Agreement Term.    In the event that the executive’s employment is terminated by the Company without cause or by the executive for good reason (as such terms are defined in the executive’s employment agreement), the executive will be entitled to receive a lump sum payment equal to three and one-half times his or her then current annual base salary rate plus any earned but unpaid annual bonus. In addition, the executive will generally be entitled to continued participation in the Company’s group health plans at the Company’s expense for up to two years following his or her termination of employment and full vesting of his or her then-outstanding and otherwise unvested stock options and restricted stock awards. In the event that the Company elects not to extend the term of the executive’s employment agreement, the executive would be entitled to the benefits set forth above except that the lump sum payment would equal two times his or her then current annual base salary rate. The executive’s right to receive any of these severance benefits is subject to the executive’s providing a release of claims to the Company.

Death or Disability.    In the event that the executive’s employment terminates due to his or her death or disability, the executive (or his or her estate) will be entitled to receive a lump sum cash payment equal to the sum of any accrued but unpaid base salary and a prorated portion of his or her target annual incentive compensation for the fiscal year in which the termination occurs. In addition, the executive would be entitled to full vesting of his or her then-outstanding and otherwise unvested equity-based awards.

Change in Control.    If a change of control event (as such term is defined in the 2004 Plan) of the Company occurs, the executive would be entitled to full vesting of his or her then-outstanding and otherwise unvested equity-based awards. In the event that any of the executive’s payments or benefits would be subject to excise taxes under Section 4999 of the Internal Revenue Code, the Company will make a “gross-up” payment to put the executive in the same after-tax position as though such payments or benefits were not subject to such excise taxes.

The following table presents the Company’s estimate of the amount of the benefits to which each of the NEOs would have been entitled had a change in control of the Company occurred on May 25, 2013, (and, as applicable, the executive’s employment with the Company had terminated under the circumstances described above on the same day).

Name	Base Salary ($)	Trigger	Cash Severance ($)	Continued Health Benefits ($)	Equity Awards ($)(1)	Incentive Compensation ($)	Tax Gross Up ($)	Total ($)(2)
		Termination without Cause or for
		Good Reason Not in Connection
		with a Change in Control	1,749,000	44,789	0	229,820	0	2,023,609
		Death or Disability				229,820	0	229,820
Donald B. Murray	583,000	Election by Company Not to Renew	1,749,000	44,789	0	229,820	0	2,023,609
		Change in Control — No
		Termination of Employment
		Termination Without Cause or for
		Good Reason in Connection with a
		Change in Control	1,749,000	44,789	0	229,820	0	2,023,609
Anthony Cherbak	400,000	Termination without Cause or for
		Good Reason Not in Connection
		with a Change in Control	1,400,000	44,279	0	118,260	0	1,562,539
		Death or Disability				118,260	0	118,260
		Election by Company Not to Renew	800,000	44,279	0	118,260	0	962,539
		Change in Control — No
		Termination of Employment
		Termination Without Cause or for
		Good Reason in Connection with a
		Change in Control	1,400,000	44,279	0	118,260	0	1,562,539
Kate W. Duchene	330,000	Termination without Cause or for
		Good Reason Not in Connection
		with a Change in Control	1,155,000	41,543	0	97,565	0	1,294,108
		Death or Disability				97,565	0	97,565
		Election by Company Not to Renew	660,000	41,543	0	97,565	0	799,108
		Change in Control — No
		Termination of Employment
		Termination Without Cause or for
		Good Reason in Connection with a
		Change in Control	1,155,000	41,543		97,565	0	1,294,108
Nathan W. Franke	330,000	Termination without Cause or for
		Good Reason Not in Connection
		with a Change in Control	1,155,000	43,573	0	97,565	0	1,296,138
		Death or Disability				97,565	0	97,565
		Election by Company Not to Renew	660,000	43,573	0	97,565	0	801,138
		Change in Control — No
		Termination of Employment
		Termination Without Cause or for
		Good Reason in Connection with a
		Change in Control	1,155,000	43,573	0	97,565	0	1,296,138

(1)

This column reports the intrinsic value of the unvested portions of the executive’s outstanding and unvested equity awards that may accelerate in the circumstances. For options, this value is calculated by multiplying the amount (if any) by which $10.98 (the closing price of our common stock on the last trading day of fiscal 2013) exceeds the per share exercise price of the option by the number of shares subject to the accelerated portion of the option. As of May 25, 2013, each of the outstanding and unvested options held by our NEOs had an exercise price that was greater than $10.98.

(2)	As noted above, each of the NEOs would be entitled to a gross-up payment in the event that their benefits would be subject to excise taxes under Section 4999 of the U.S. Internal Revenue Code. We estimate that the payment of the foregoing amounts to each of the NEOs (including any acceleration of the executive’s equity-based awards that may apply in the circumstances) would not trigger excise taxes under Section 4999. As described above, Mr. Cherbak’s right to such a tax “gross-up” payment was eliminated in his new employment agreement that took effect May 28, 2013.

PROPOSAL 3. ADVISORY VOTE ON THE COMPANY’S EXECUTIVE COMPENSATION

Pursuant to recently-enacted Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast a non-binding advisory vote on the compensation paid to our NEOs as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this Proxy Statement (including in the compensation tables and narratives accompanying those tables as well as the Compensation Discussion and Analysis). This advisory vote on executive compensation is commonly referred to as a “Say-on-Pay” vote.

We design our executive compensation programs to implement our core objectives of providing competitive pay, pay for performance, and alignment of management’s interests with the interests of long-term stockholders. Stockholders are encouraged to read the Compensation Discussion and Analysis section of this Proxy Statement for a more detailed discussion of how our compensation programs reflect our core objectives.

We believe stockholders should consider the following when voting on this proposal:

Pay for Performance Orientation

•	Base Salaries. In anticipation of the continued challenging economic environment in fiscal 2013, the Company continued the freeze on base pay for executives at fiscal 2010 levels.

•

Annual Incentives.    Our EIP reflects a pay for performance culture. While we returned $43.7 million to our stockholders through our share repurchase and dividend programs, we did not achieve the quantitative revenue and Adjusted EBITDA targets set for the fiscal 2013 EIP or increase share value or gross margin performance to the full extent that management believed possible. Accordingly, the Compensation Committee awarded NEO bonuses for fiscal 2013 that reflected declines ranging from 1% to 36% from fiscal 2012 executive bonus levels.

•	Long-Term Incentives. In light of the diminishing pool of stock available for new award under our 2004 Performance Incentive Plan, no equity incentives were awarded to NEOs in fiscal 2013.

Alignment with Long-Term Stockholder Interests

Our executive compensation is generally weighted toward variable, at-risk pay in the form of annual and long-term incentives, with a large portion of executive compensation tied to long-term performance.

The Company also maintains the following policies which we believe are in the best interests of stockholders:

•	Stock Ownership Guidelines — We focus our executives on long-term stockholder value by requiring our executive officers to own a significant amount of the Company’s stock.

•	No Repricing — Our 2004 Stock Incentive Plan expressly prohibits repricing awards without stockholder approval.

•	No Gross-Ups — The Company will no longer include “gross-us” provisions in any new executive employment agreement for excise taxes triggered in connection with a change in control of the Company.

Competitive Pay

The Compensation Committee annually compares our executive compensation levels and elements with compensation levels and elements at other relevant companies and competitors.

As more fully set forth above in the “Executive Compensation — Compensation Discussion and Analysis — Use of Peer Group Data,” following a review by the Compensation Committee of our competitors in the marketplace and those that major advisory firms, such as ISS and Glass Lewis include in our services sector peer group, the Committee determined that that no changes to the fiscal 2012 peer group were necessary for fiscal 2013. Our peer group analysis (based on information that was publicly available at the time the Compensation Committee made the corresponding compensation decisions) reflects that our NEOs have total compensation levels that are generally below the median of the peer group. We strive to pay for performance in line with Company results and Company-wide pay practices.

Recommendation

The Board believes the Company’s executive compensation programs use appropriate structures and sound pay practices that are effective in achieving our core objectives. Accordingly, the Board of Directors recommends that you vote in favor of the following resolution:

“RESOLVED, that the compensation of the Company’s named executive officers as disclosed pursuant to the SEC’s executive compensation disclosure rules (which includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables) is hereby approved.”

This proposal to approve the compensation paid to our NEOs is advisory only and will not be binding, overrule any decision by, or create or imply any additional fiduciary duties for the Company or our Board. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions NEOs.

The Company’s current policy is to provide stockholders with an opportunity to approve the compensation of the NEOs each year at the annual meeting of stockholders. It is expected that the next such vote will occur at the 2014 annual meeting of stockholders.

The Board of Directors unanimously recommends a vote FOR the approval of the compensation of our NEOs as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules.

ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the office of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov and on our website at www.rgp.com.

By order of the Board of Directors,

Kate W. Duchene

Chief Legal Officer and Secretary

Irvine, California

September 17, 2013

ALL STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE, SIGN AND

RETURN THE ENCLOSED VOTING OR PROXY CARD PROMPTLY OR, IF AVAILABLE, VOTE

YOUR SHARES BY TELEPHONE OR USING THE INTERNET

ANNUAL MEETING OF STOCKHOLDERS OF

RESOURCES CONNECTION, INC.

October 24, 2013

GO GREEN

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IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING TO BE HELD OCTOBER 24, 2013:

The accompanying Proxy Statement and the Company’s Annual Report to Stockholders

for its fiscal year ended May 25, 2013, are available electronically on the Company’s website at

http://ir.resourcesglobal.com/index.cfm.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢	20230030000000000000 7	102413

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

The Board of Directors recommends a vote FOR each of the nominees listed in Proposal 1.			The Board of Directors and the Audit Committee recommend a vote FOR Proposal 2.		FOR ☐	AGAINST ☐	ABSTAIN ☐
1. Nominees for a three-year term as a member of the Company’s Board of Directors:			2.	Ratification of the engagement of McGladrey LLP as the Company’s independent registered public accounting firm for fiscal year 2014.
☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES	NOMINEES: ¡ Anthony Cherbak ¡ Neil F. Dimick	The Board of Directors recommends a vote FOR Proposal 3.
☐	FOR ALL EXCEPT (See instructions below)		3.	Advisory vote on the Company’s executive compensation.	☐	☐	☐
			4.	In their discretion, upon any other matters as may properly come before the meeting or at any adjournment or postponement thereof.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY (IF SIGNED) WILL BE VOTED “FOR” EACH DIRECTOR NOMINEE NAMED IN PROPOSAL 1, AND “FOR” EACH OF PROPOSAL 2 AND PROPOSAL 3. IF ANY DIRECTOR NOMINEE NAMED IN PROPOSAL 1 BECOMES UNAVAILABLE FOR ANY REASON, THE PERSONS NAMED AS PROXY SHALL VOTE FOR THE ELECTION OF SUCH OTHER PERSON AS THE BOARD OF DIRECTORS MAY PROPOSE TO REPLACE SUCH NOMINEE. WHETHER OR NOT DIRECTION IS MADE, EACH OF THE PROXIES IS AUTHORIZED TO VOTE IN HIS OR HER DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

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RESOURCES CONNECTION, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF THE COMPANY FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD OCTOBER 24, 2013

The undersigned, a stockholder of RESOURCES CONNECTION, INC., a Delaware corporation (the “Company”), acknowledges receipt of a copy of the Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement and a copy of the Company’s Annual Report to Stockholders for its fiscal year ended May 25, 2013; and, revoking any proxy previously given, hereby constitutes and appoints Nathan W. Franke and Kate W. Duchene, and each or either of them, as proxies, with full power of substitution in each, to represent and to vote all shares of Common Stock of the Company standing in the name of the undersigned that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Company’s corporate offices, located at 17101 Armstrong Avenue, Irvine, California 92614 on October 24, 2013, at 1:30 p.m. Pacific Time, and at any adjournment or postponement thereof, on all matters coming before said meeting. The proposals referred to below are described in the Proxy Statement, dated September 17, 2013, which is being delivered herewith in connection with the Annual Meeting of Stockholders.

¢	(Continued and to be signed on the reverse side)	14475 ¢